STOCK PURCHASE AGREEMENT

dated as of July 17, 2007

among

Cenveo Corporation

Commercial Envelope Manufacturing Co., Inc.

Ira B. Kristel Trust IV, as amended and restated
u/t/d May 31, 2006, between Ira B. Kristel, as
Grantor, and William B. Wachtel, as Trustee

Alan Kristel

Steven Kristel

and

William B. Wachtel

as Stockholders’ Representative

TABLE OF CONTENTS

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LIST OF SCHEDULES AND EXHIBITS

Exhibit A	Certain Defined Terms
Exhibit B	Accounting Principles
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of General Release
Exhibit E-1	Form of New Lease with Kristel, Inc.
Exhibit E-2	Form of New Lease with M.A.S. Boulevard Associates
Exhibit F	Form of Capitalization Opinion

Schedule 1.1(b)(i)	Percentage Ownership of the Stockholders
Schedule 1.3(a)(ii)	Resigning Directors and Officers

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Schedule 1.3(a)(iii)	Additional Releasors
Schedule 2.1(a)	Foreign Jurisdiction – the Company
Schedule 2.1(b)	Foreign Jurisdiction – the Subsidiaries
Schedule 2.2(a)	Capitalization
Schedule 2.2(b)	Subsidiaries of the Company
Schedule 2.3	Consents
Schedule 2.4(a)	Exceptions to GAAP
Schedule 2.6(b)	Absence of Certain Changes
Schedule 2.7	Taxes
Schedule 2.8(c)	Material Permits
Schedule 2.9(b)	Leased Real Property
Schedule 2.11(a)-1	Company Registered Domain Names
Schedule 2.11(a)-2	Company Patents
Schedule 2.12	Insurance
Schedule 2.13(a)	Company Agreements
Schedule 2.14(a)	Employees
Schedule 2.14(b)	Independent Contractors, Leased Employees
Schedule 2.14(c)	Collective Bargaining Agreements
Schedule 2.15(a)	Benefit Plans
Schedule 2.15(g)	Multiemployer Plans
Schedule 2.15(l)	Change of Control for Nonqualified Deferred Compensation Plan
Schedule 2.15(n)	Retiree Obligations
Schedule 2.16-1	Contracts with Insiders
Schedule 2.16-2	Insider Transactions since June 30, 2003
Schedule 2.17	Environmental Matters
Schedule 2.19	Liens
Schedule 2.21-1	Performance Bonds
Schedule 2.21-2	Top 20 Suppliers/Top 20 Customers
Schedule 2.22(a)	Bank Accounts
Schedule 2.22(b)	Authorized Signatories
Schedule 5.2	Consents
Schedule 6.3(n)	Transactions with Insiders Prior to Closing
Schedule 6.3(p)	Pending Tax Audit
Schedule 7.7	Excluded Assets
Schedule 10.2(a)(vi)	Specific Indemnities for Which There is an Escrow
Schedule 10.2(a)(vii)	Specific Indemnities for Which There is no Escrow

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BACK

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement dated as of July 17, 2007 (this “Agreement”) is among Cenveo Corporation, a Delaware corporation (“Buyer”), Commercial Envelope Manufacturing Co., Inc., a New York corporation (the “Company”), William B. Wachtel as trustee under Ira B. Kristel Trust IV, as amended and restated u/t/d May 31, 2006, between Ira B. Kristel, as Grantor, and William B. Wachtel, as Trustee, a trust organized under the laws of the State of New York (the “Trust”), Alan Kristel, an individual residing in the State of New York (“A. Kristel”), Steven Kristel, an individual residing in the State of New York (“S. Kristel” and, together with the Trust and A. Kristel, the “Stockholders”), and William B. Wachtel as representative of the Stockholders (the “Stockholders’ Representative”).  Capitalized terms used but not defined herein have the meanings assigned to them on Exhibit A.

The Stockholders are the sole owners of the Company’s issued and outstanding shares (the “Shares”) of capital stock.

Buyer desires to purchase the Shares from the Stockholders, and the Stockholders desire to sell the Shares to Buyer, all on the terms and conditions hereinafter set forth.

Concurrently herewith, and as an inducement for Buyer to enter into this Agreement, Ira B. Kristel, Alan Kristel and Steve Kristel (the “Guarantors”) are each delivering to Buyer a Guaranty (the “Guaranty”) pursuant to which he is, among other things, guaranteeing the obligations of the Trust under this Agreement and each of the Transaction Documents to which the Trust is a party.

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1           Purchase and Sale.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, the Stockholders shall sell, assign, transfer and deliver the Shares to Buyer free and clear of all Liens, and Buyer shall accept and purchase the Shares from the Stockholders for an aggregate purchase price equal to the Final Purchase Price.

(b)           As payment for the Shares, Buyer shall at the Closing pay and deliver:

(i)           to each Stockholder an amount in cash equal to the product obtained by multiplying (x) the percentage next to the name of such Stockholder on Schedule 1.1(b)(i) by (y) the Initial Closing Payment by wire transfer of immediately

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available funds in accordance with written instructions that the Stockholders shall have provided to Buyer at least two Business Days prior to the Closing Date; and

(ii)           to the Escrow Agent an amount equal to the Escrow Amount by wire transfer of immediately available funds in accordance with instructions set forth in the Escrow Agreement.

(c)           The escrowed funds being held by the Escrow Agent shall be held and distributed as provided in the Escrow Agreement.

1.2           Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place:  (a) at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York, at 10:00 a.m., local time, on the later of:  (i) August 20, 2007 (or, in the event the Audited Financial Statement Delivery Date is after August 3, 2007, on the Alternate Closing Date), and (ii) the fifth Business Day after the conditions to the Closing set forth in this Agreement (other than those conditions that by their terms require the delivery of any documents at the Closing) are satisfied or waived; or (b) at such other time, on such other date and at such other place as may be mutually agreed upon by Buyer and the Stockholders’ Representative.  The date on which the Closing is to occur is herein referred to as the “Closing Date.”

1.3           Deliveries at the Closing.  In addition to the other requirements set forth herein, at the Closing:

(a)           the Stockholders shall cause each of the following to be delivered to Buyer:

(i)           one or more certificates representing the Shares, and any other documents that are necessary to transfer to Buyer good, valid and marketable title to all the Shares free and clear of all Liens;

(ii)           instruments evidencing the resignation of the directors and officers of the Company and each of its Subsidiaries specified on Schedule 1.3(a)(ii);

(iii)           General Releases from each officer and director of the Company, as well as each Stockholder and each Person listed on Schedule 1.3(a)(iii), duly executed by the applicable releasor;

(iv)           the certificate called for by Section 7.1, duly executed by each of the Stockholders and the Stockholders’ Representative;

(v)           a certificate duly executed by the Secretary of the Company certifying as to:  (A) the full force and effect of resolutions of its board of directors and stockholders attached thereto as exhibits evidencing the authority of the Company to consummate the transactions contemplated by the Transaction Documents to which it is a party; (B) the full force and effect of the certificate of incorporation and bylaws of the Company attached thereto as exhibits; and (C) the incumbency and signature of the

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officers of the Company who have executed the Transaction Documents to which the Company is a party;

(vi)           certificates from appropriate government officials (each dated as of a recent date) certifying as to the good standing of the Company and each of its Subsidiaries in their respective jurisdictions of organization and in each jurisdiction in which they are qualified to conduct business as a foreign corporation;

(vii)           each FIRPTA Certificate called for by Section 2.7(l), duly executed by each Stockholder;

(viii)                      the Opinion of Counsel, if required by the institutions providing debt financing to Buyer at the Closing, and the Capitalization Opinion;

(ix)           the Escrow Agreement, duly executed by the Stockholders’ Representative;

(x)           each New Lease, duly executed by the Company and the landlord party thereto; and

(xi)           all other instruments and documents reasonably requested by Buyer.

(b)           Buyer shall cause the Initial Purchase Price to be delivered as contemplated by Section 1.1(b) and shall cause each of the following to be delivered to the Stockholders:

(i)           the certificate called for by Section 8.1, duly executed by Buyer;

(ii)           a certificate duly executed by the Secretary (or Assistant Secretary) of Buyer certifying as to:  (A) the full force and effect of resolutions of its board of directors attached thereto as exhibits evidencing the authority of Buyer to consummate the transactions contemplated by the Transaction Documents to which it is a party; (B) the full force and effect of the certificate of incorporation and bylaws of Buyer attached thereto as exhibits; and (C) the incumbency and signature of the officers of Buyer who have executed the Transaction Documents to which Buyer is a party;

(iii)           a certificate from an appropriate government official (dated as of a recent date) certifying as to the good standing of Buyer in its jurisdiction of organization;

(iv)           the Escrow Agreement, duly executed by Buyer; and

(v)           all other instruments and documents reasonably requested by the Stockholders’ Representative.

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1.4           Purchase Price Adjustment.

(a)           On or prior to the fifth Business Day prior to the Closing Date, the Stockholders’ Representative shall:  (i) determine the Estimated Closing Working Capital and the Estimated Closing Debt; and (ii) deliver to Buyer a written statement (the “Preliminary Statement”) setting forth in reasonable detail the calculation by the Stockholders’ Representative thereof and the computations used in connection therewith.  In the event Buyer disagrees with the Estimated Closing Working Capital or Estimated Closing Debt reflected on the Preliminary Statement, Buyer shall notify the Stockholders’ Representative of such disagreement within two Business Days after receipt thereof (the “Buyer Disagreement Notice”), such Buyer Disagreement Notice to include the amount Buyer believes to be the correct Estimated Closing Working Capital or Estimated Closing Debt, as the case may be.  If the Buyer Disagreement Notice is not received by the Stockholders’ Representative within such two Business Day period, the Estimated Closing Working Capital or Estimated Closing Debt as included in the Preliminary Statement shall be used in order to determine the Initial Purchase Price.  If the Buyer Disagreement Notice is received by the Stockholders’ Representative within such two Business Day period, then:  (i) in the event the Buyer Disagreement Notice disputes the Estimated Closing Working Capital as included in the Preliminary Statement, the Estimated Closing Working Capital used in order to determine the Initial Purchase Price shall be the lower of:  (A) the Estimated Closing Working Capital as included in the Preliminary Statement; and (B) the Estimated Closing Working Capital as included in the Buyer Disagreement Notice; and (ii) in the event the Buyer Disagreement Notice disputes the Estimated Closing Debt as included in the Preliminary Statement, the Estimated Closing Debt used in order to determine the Initial Purchase Price shall be the greater of:  (A) the Estimated Closing Debt as included in the Preliminary Statement; and (B) the Estimated Closing Debt as included in the Buyer Disagreement Notice.

(b)           Within 100 days after the Closing Date, Buyer shall prepare and deliver to the Stockholders’ Representative a written statement (the “Statement”) setting forth in reasonable detail its calculation of Closing Working Capital and Closing Debt.

(c)           During the 30-day period following the receipt by the Stockholders’ Representative of the Statement, the Stockholders’ Representative and his representatives shall be permitted to review during normal business hours and make copies reasonably required of (i) the working papers of Buyer, the Company and, if relevant, its independent auditors relating to the preparation of the Statement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Statement.  The Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof, except to the extent that the Stockholders’ Representative gives written notice of disagreement with the Statement (the “Notice of Disagreement”) to Buyer prior to such date.  Any Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculation of Closing Working Capital and Closing Debt are mathematically correct and/or have been prepared in accordance with the definitions of Closing Working Capital and Closing Debt, and the definitions included in such definitions) and (B) if independent auditors are engaged by the Stockholders’ Representative in connection with the preparation of the Notice of Disagreement, be accompanied by a certificate of the independent auditors of the Stockholders’ Representative that they concur with each of the

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positions taken by the Stockholders’ Representative in the Notice of Disagreement.  If a Notice of Disagreement complying with the preceding sentence is received by Buyer in a timely manner, then the Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the parties on the earlier of (I) the date Buyer and the Stockholders’ Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(d)           During the 30-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, Buyer and the Stockholders’ Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement.  During such period, Buyer and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of the Stockholders’ Representative and, if relevant, the designated independent auditors (if any) of the Stockholders’ Representative relating to the preparation of the Notice of Disagreement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Notice of Disagreement.  If, at the end of such 30-day period, the differences as specified in the Notice of Disagreement are not resolved, the Stockholders’ Representative and Buyer shall promptly engage KPMG LLP (the “Accounting Firm”) and submit to the Accounting Firm for review and resolution of any and all matters which remain in dispute and which are properly included in the Notice of Disagreement.  In resolving any disputed item, the Accounting Firm shall:  (i) be bound by the provisions of this Section 1.4 and the definitions of Closing Working Capital and Closing Debt and the definitions included in such definitions; (ii) limit its review to matters still in dispute as specifically set forth in the Notice of Disagreement (and only to the extent such matters are still in dispute following such 30-day period); and (iii) further limit its review solely to whether the Statement has been prepared in accordance with this Section 1.4.  The determination of any item that is a component of Closing Working Capital and Closing Debt and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Statement or the Notice of Disagreement (or, if different, the value claimed by the relevant party at the end of such 30-day period).  The Stockholders’ Representative and Buyer shall use reasonable best efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm.  The Stockholders, the Stockholders’ Representative and Buyer agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Except as specified in the following sentence, the fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of Closing Working Capital or Closing Debt pursuant to this Section 1.4 shall be borne, in its entirety, by the party (or, in the case of the Stockholders, the Stockholders jointly and severally) whose calculation of the Final Purchase Price based upon its calculation of Closing Working Capital and Closing Debt as initially submitted to the Accounting Firm) is furthest away from the Final Purchase Price based upon the Closing Working Capital and Closing Debt as determined by the Accounting Firm.  The fees and expenses of the Buyer’s independent auditors (if any) incurred in connection with the issuance of the Statement shall be borne by the Buyer, and the fees and expenses of the independent auditors of any Stockholders or the Stockholders’ Representative incurred in connection with their review of the Statement shall be borne by the Stockholders.

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(e)           If the Final Purchase Price is greater than the Initial Purchase Price, Buyer shall, within five Business Days after the final determination of Closing Working Capital and Closing Debt, make payment to the Stockholders (to each Stockholder in proportion to the respective percentages set forth next to his, her or its name on Schedule 1.1(b)(i)), by wire transfer of immediately available funds of the amount of such excess, together with interest thereon at the rate of 6% per annum (the “Rate”), calculated on the basis of the actual number of days elapsed and a 360-day year, from the Closing Date to the date of actual payment, compounded annually.  If the Final Purchase Price is less than the Initial Purchase Price, the Stockholders (jointly and severally) shall, within five Business Days after the final determination of Closing Working Capital and Closing Debt, make payment to Buyer by wire transfer of immediately available funds, of the amount of such excess, together with interest thereon at the Rate, calculated on the basis of the actual number of days elapsed and a 360-day year, from the Closing Date to the date of actual payment, compounded annually.  Buyer and the Stockholders agree that if any amounts are owed by the Stockholders to Buyer under this Section 1.4(e), Buyer may at its election proceed against the escrow fund being held by the Escrow Agent pursuant to the Escrow Agreement in order to recover such amounts or directly against the Stockholders.

(f)           Any payment required to be made under this Section 1.4 shall be deemed an adjustment to the Final Purchase Price.

1.5           Withholding Taxes.  To the extent required by applicable Law, Buyer shall be entitled to deduct and withhold any Taxes required to be withheld from any payments due to the Stockholders at any time pursuant to this Article I; and such amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY

The Company and the Stockholders hereby jointly and severally represent and warrant as follows (it being understood and agreed that the Company shall only be liable for the misrepresentation or breach of any representations and warranties in this Article II if the Closing is not consummated):

2.1           Organization and Good Standing.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as currently conducted and currently contemplated to be conducted.  The Company is duly qualified to do business and is in good standing as a foreign corporation in the states and jurisdictions set forth on Schedule 2.1(a) and in each other jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.  Prior to the date of this Agreement, the Stockholders have delivered to Buyer

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complete and correct copies of its certificate of incorporation and bylaws, each as presently in effect.

(b)           Each Subsidiary of the Company is the type of entity listed on Schedule 2.1(b) and is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate (or other) power and authority to own, lease and operate the properties used in its business and to carry on its business as currently conducted and currently contemplated to be conducted.  Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, as applicable, in the states and jurisdictions set forth on Schedule 2.1(b) and in each other jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.  Prior to the date of this Agreement, the Stockholders have delivered to Buyer complete and correct copies of the certificate of incorporation and bylaws (or comparable organizational documents with different names) of its Subsidiaries, each as presently in effect.

2.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 2,000,000 shares of common stock, par value $0.10 per share (“Common Stock”), of which 8,000 shares are issued and outstanding and none are held in treasury, and 500,000 shares of preferred stock, par value $1 per share (“Preferred Stock”), of which 12,000 shares are issued and outstanding and none are held in treasury.  As of the Closing, the Shares shall constitute all the issued and outstanding shares of the Company’s capital stock, and each Stockholder shall own the number and type of Shares set forth next to his, her or its name on Schedule 2.2(a).  The Shares have been duly and validly authorized and issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof and have not been issued in violation of any preemptive right or of any federal or state securities law.  There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any shares of capital stock of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock of the Company, (ii) obligates the Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such capital stock, securities or rights.  The Company has not created any “phantom stock,” stock appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of capital stock of the Company.  The Company does not have outstanding debt or debt instruments providing for voting rights with respect to the Company to the holders thereof.  No stockholders of the Company or any other Person is entitled to any preemptive or similar rights to subscribe for shares of stock of the Company.  The Company has not granted to any Person the right to demand or request that the Company effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company.

(b)           Other than the Subsidiaries of the Company listed on Schedule 2.2(b) (or as otherwise set forth on such Schedule), the Company does not have any Subsidiaries or investments in, or joint venture agreements with, any other Person.  The Company owns all of

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the issued and outstanding capital stock or other equity awards of each of its Subsidiaries.  All of the issued and outstanding capital stock of the Company’s Subsidiaries have been duly and validly authorized and issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof and have not been issued in violation of any preemptive right or of any federal or state securities law.  There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any shares of capital stock or other equity awards of any of the Company’s Subsidiaries or any securities convertible into, or other rights to acquire, any shares of capital stock or other equity awards of any of the Company’s Subsidiaries, (ii) obligates the Company or any of its Subsidiaries to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such capital stock, securities or rights.  None of the Company’s Subsidiaries has created any “phantom stock,” stock appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of capital stock or other equity awards of the Company’s Subsidiaries.  None of the Company’s Subsidiaries has outstanding debt or debt instruments providing for voting rights with respect to the Company’s Subsidiaries to the holders thereof.  No Person is entitled to any preemptive or similar rights to subscribe for shares of capital stock or other equity awards of the Company’s Subsidiaries.  None of the Company’s Subsidiaries has granted to any Person the right to demand or request that the Company’s Subsidiaries effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company’s Subsidiaries.

2.3           Authority, Approvals, Enforceability and Consents.

(a)           The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by it and to perform its obligations hereunder and thereunder.

(b)           The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby.

(c)           This Agreement has been, and the other Transaction Documents to be executed and delivered by the Company at the Closing will, at the Closing, have been, duly executed and delivered by the Company and constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Company enforceable againstthe Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

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(d)           The execution, delivery and performance by the Company and the Stockholders of this Agreement and the other Transaction Documents to be executed and delivered by the Company and the Stockholders and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)           contravene any provision of the certificate of incorporation or bylaws (or comparable organizational documents), of the Company or any of its Subsidiaries;

(ii)           (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or otherwise subject or, except as set forth on Schedule 2.3, require any consent or waiver of any party to any such Contract;

(iii)           result in the creation or imposition of any Lien upon, or any Person obtaining any right to acquire or other interest in, any properties, assets or rights of the Company or any of its Subsidiaries;

(iv)           violate or conflict with any Law applicable to the Company or its Subsidiaries or their respective businesses or properties; or

(v)           require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except in connection with or in compliance with the provisions of the HSR Act.

(e)           No authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority is necessary to be obtained or made by the Company or any of its Subsidiaries to enable the Company or any of its Subsidiaries to continue to conduct their respective businesses and operations and use their respective properties after the Closing in a manner that is consistent with the manner in which they are currently conducted and used.

2.4           Financial Statements.

(a)           The Stockholders have prior to the date of this Agreement delivered to Buyer a true, correct and complete copy of:

(i)           the unaudited combined balance sheets of the Company and its Subsidiaries and Affiliate as of January 29, 2005, January 28, 2006 and February 3, 2007, and the related audited combined statements of income and retained earnings and statements of cash flows for the fiscal years ended on such dates, together with the notes thereto (all the foregoing financial statements, including the notes thereto being referred to herein collectively as the “Unaudited Financial Statements”), and

(ii)           the unaudited consolidated balance sheet of the Company and its Subsidiaries as of May 5, 2007, and the unaudited consolidated statement of income and

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retained earnings and statement of changes in financial position for the 13-week period ended on such date, together with the notes thereto (all the foregoing financial statements, including the notes thereto being referred to herein collectively as the “Interim Financial Statements”);

(all the foregoing financial statements, including the notes thereto being referred to herein collectively as the “Company Financial Statements”).  The Company Financial Statements are, and the Audited Financial Statements will, when delivered to Buyer and at the Closing be, in accordance with the books and records of the Company and its Subsidiaries and, in the case of the Unaudited Financial Statements and the Audited Financial Statements, Affiliate and fairly present (or, in the case of the Audited Financial Statements, will when delivered to Buyer and at the Closing fairly present) the combined (or, in the case of the Interim Financial Statements, consolidated) financial position, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries and, in the case of the Unaudited Financial Statements and the Audited Financial Statements, Affiliate as of the dates and for the periods indicated, in each case, except as and to the extent set forth on Schedule 2.4(a) (it is understood and agreed that the exceptions set forth on Schedule 2.4(a) will not apply to the Audited Financial Statements or the Unaudited Financial Statements), in accordance with GAAP consistently applied during such periods, and the Interim Financial Statements included in the Company Financial Statements include all adjustments, which consist of only normal recurring accruals (that are not, individually or in the aggregate, material) necessary for such fair presentations.  The statements of income included in the Company Financial Statements do not, and the statements of income included in the Audited Financial Statements will not when delivered to Buyer or at the Closing, contain any items of material special or nonrecurring income except as expressly specified therein, and the balance sheets included in the Company Financial Statements do not, and the balance sheets included in the Audited Financial Statements will not when delivered to Buyer or at the Closing, reflect any write-up or revaluation increasing the book value of any assets.  The books and accounts of the Company and each of its Subsidiaries and, if applicable, Affiliate are complete and correct and fully and fairly reflect all of the transactions of the Company and its Subsidiaries and, if applicable, Affiliate.

(b)           To the Knowledge of the Company and the Stockholders, there are no significant deficiencies in the Company’s internal controls which could adversely affect the ability of the Company and its Subsidiaries to record, process, summarize and report financial data.  The management of the Company has not identified for the Company’s outside auditors any material weaknesses in internal controls nor is it aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and its Subsidiaries. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(c)           Since January 29, 2005, neither the Company nor, to the Knowledge of the Company and the Stockholders, any Representative of the Company or its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its Subsidiaries with respect to the Company Financial Statements or the internal accounting controls of the Company and its Subsidiaries, including any written or oral complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its Subsidiaries or any of their respective Representatives to the Board of Directors of the Company or any of its Subsidiaries or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(d)           To the Knowledge of the Company and the Stockholders, no employee of the Company or its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law.  The Company and its Subsidiaries have not, and, to the Knowledge of the Company and the Stockholders, no contractor, subcontractor or agent of the Company or its Subsidiaries, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

(e)           Neither the Company nor any of its Subsidiaries is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended).

2.5           Absence of Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any obligation, liability or commitment of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable), and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a obligation, liability or commitment, except for (a) obligations, liabilities and commitments reflected or reserved against in the audited consolidated balance sheet as of February 3, 2007 (the “Balance Sheet Date”) included in the Company Financial Statements (the “Company Balance Sheet”), and (b) current liabilities incurred in the Ordinary Course after the Balance Sheet Date that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.

2.6           Absence of Certain Changes.  Since the Balance Sheet Date, the Company and each of its Subsidiaries have conducted their respective businesses only in the Ordinary Course and:

(a)           there has been no:

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(i)           development, change, event or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect; and

(ii)           physical damage, destruction or loss in an amount exceeding $25,000 in the aggregate affecting the assets of the Company or its Subsidiaries that is not covered by insurance or has not been remedied within 30 days; and

(b)           except as set forth on Schedule 2.6(b), neither the Company nor any of its Subsidiaries has directly or indirectly:

(i)           amended or otherwise changed its certificate of incorporation or bylaws (or comparable organizational documents);

(ii)           (A) issued, granted or sold of any shares of its capital stock or any other equity security, (B) issued, granted or sold any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any shares of its capital stock or any other equity security, (C) entered into any agreement, commitment or understanding calling for any transaction referred to in clause (A) or (B) of this paragraph (ii), or (D) made any other changes in its equity capital structure;

(iii)           declared, set aside or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or any other equity security (other than dividends paid in cash by the Company’s Subsidiaries to the Company), or purchase, redeem or otherwise acquire, any shares of its capital stock or any other equity security;

(iv)           other than capital expenditures that do not exceed $10,000 individually or $50,000 in the aggregate, made any capital expenditures (including expenditures for additions to plant, property and equipment) or appropriations or commitments with respect thereto of more than $500,000 in the aggregate;

(v)           created, incurred or assumed any indebtedness for money borrowed or obligations in respect of capital leases;

(vi)           paid, discharged or satisfied claims, liabilities or obligations (absolute, accrued, contingent or otherwise and whether due or to become due) which involve payments or commitments to make payments exceeding $100,000 in the aggregate, other than (A) liabilities or obligations incurred in the Ordinary Course and (B) scheduled repayments of current portions of and interest on long-term indebtedness, the estimated amounts of which payments (which in the case of interest payments on variable rate debt have been projected on the basis of rates currently in effect) have prior to the execution of this Agreement been disclosed by the Company to Buyer in a writing which specifically refers to this Section;

(vii)           assumed, endorsed, guaranteed or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for money borrowed or any other obligation of any other Person;

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(viii)                      other than purchase orders in the Ordinary Course that do not exceed $100,000 individually and Contracts with customers in the Ordinary Course that do not exceed $100,000 individually, entered into any transaction or series of related transactions, whether or not in the Ordinary Course, involving total payments to or by it of, or involving the acquisition or disposition by it of property, assets or rights having a value of, more than $100,000 in the aggregate;

(ix)           approved or put into effect any increase in compensation or benefits payable to any of its current or former employees, officers, independent contractors or directors, made any bonus payment to any of its current or former employees, officers, independent contractors or directors, entered into or adopted a new Benefit Plan, or amended any Benefit Plan to increase the amount of compensation or benefits payable thereunder;

(x)           changed its accounting methods, principles or practices, except as required by GAAP;

(xi)           waived any right or entered into any one or more transactions that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect;

(xii)           mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets;

(xiii)                      changed or modified any of the following:  (A) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (B) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (C) payment policies, procedures and practices with respect to accounts payable;

(xiv)                      sold or transferred any of its assets (including, without limitation, any Intellectual Property), other than the sale of inventory in the Ordinary Course;

(xv)           settled any Tax Audit or other proceeding, made or changed any Tax accounting or recording method or election or filed any amended Tax Return; or

(xvi)                      authorized any of, or committed or agreed to take, whether in writing or otherwise, any of the foregoing actions.

2.7           Taxes.  Except as set forth on Schedule 2.7:

(a)           The Company and its Subsidiaries have timely filed (or have had filed on their behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects.  The Company and its Subsidiaries have paid, or have made adequate provision in the Company Balance Sheet in accordance with GAAP for the payment of, all Taxes for all periods (including any portions thereof) ending through the date thereof.  The unpaid Taxes of the Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax liability set forth on the face of

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the Company Balance Sheet (rather than in any notes thereto).  Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the Ordinary Course.

(b)           There are no liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Taxes not yet due, for which adequate reserves have been established in accordance with GAAP or which are being contested in good faith.

(c)           There are no Federal, state, local or foreign Tax Audits currently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and, to the Knowledge of the Company and the Stockholders, no such Tax Audit is threatened.  No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Prior to the date of this Agreement, the Stockholders have delivered or made available to Buyer complete and accurate copies of Tax Returns of each of the Company and its Subsidiaries and their predecessors for all open years and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by either the Company or its Subsidiaries or any predecessor since February 1, 2003.

(d)           There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or its Subsidiaries, and no power of attorney granted by the Company or its Subsidiaries with respect to any matter relating to Taxes is currently in force.  Neither the Company nor any of its Subsidiaries has requested or received a ruling from, or entered into a closing or other agreement with, any Tax Authority that could affect the Tax liability of the Company or its Subsidiaries for periods after the Closing Date.

(e)           Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes that shall remain in force after the Closing Date, and neither the Company nor any of its Subsidiaries shall have any liability after the Closing Date for Taxes pursuant to any such agreement.

(f)           There are no elections with respect to Taxes affecting the Company or any of its Subsidiaries, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Buyer prior to the date of this Agreement.

(g)           Neither the Company nor any of its Subsidiaries (i) has consented at any time under section 341(f)(1) of the Code to have the provisions of section 341(f)(2) of the Code apply to any disposition of the assets of the Company or any of its Subsidiaries; (ii) has agreed, or is required, to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise; or (iii) has made any similar election or is required to apply any similar rules under any comparable state, local or foreign Tax provision.

(h)           Neither the Company nor any of its Subsidiaries has been a member of an affiliated group that includes any Third Party or Stockholder or any of their respective Affiliates filing a consolidated, combined or unitary income Tax Return for any period for which the statute of limitations remains open.  Neither the Company nor any of its Subsidiaries has any

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liability for the Taxes of any Third Party or Stockholder or any of their respective Affiliates (i) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(i)           The Company and its Subsidiaries have each withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has complied with all applicable information reporting requirements.

(j)           Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction intended to satisfy the requirements of section 355 of the Code, and the stock of the Company and the stock of each of its Subsidiaries have not been distributed in a transaction intended to satisfy the requirements of section 355 of the Code.

(k)           Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined under Treasury Regulations section 1.6011-4 or is otherwise required to maintain a list pursuant to Treasury Regulations sections 301.6112-1 or 301.6112-1T.

(l)           The Stockholders are not foreign persons subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder, and at the Closing each Stockholder shall deliver to Buyer a certificate (the “FIRPTA Certificate”) to that effect.

2.8           Legal Matters.

(a)           (i) There is no claim, action, arbitration, suit, litigation, investigation, inquiry, review, demand, request for information or proceeding (collectively, “Claims”) pending against, or, to the Knowledge of the Company and the Stockholders, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority and (ii) neither the Company nor any of its Subsidiaries is operating under, or subject to, any judgment, decree, writ, injunction, ruling, award, stipulation, determination or order (collectively, “Judgments”) of any Government Authority, other than any such Claims and Judgments that, individually or in the aggregate, do not have and are not reasonably to have, a Material Adverse Effect.

(b)           The businesses of the Company and its Subsidiaries are being conducted in all material respects in compliance with all Laws applicable to the Company and its Subsidiaries or any of their respective businesses or properties.

(c)           The Company and its Subsidiaries own or hold all Permits material to the conduct of their respective businesses.  The Company and its Subsidiaries are in all material respects in compliance with all Permits required by all applicable Laws.  Schedule 2.8(c) lists all Permits owned or held by the Company or its Subsidiaries.  No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification, revocation, non-renewal or termination of any Permit held by the Company or any of its Subsidiaries.

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(d)           Neither the Company nor any of its Subsidiaries has received any notice asserting any noncompliance in any material respect with any Law or Permit.  Neither the Company nor any Stockholder has Knowledge of any Law proposed or under consideration that, if effective, individually or in the aggregate, would have or is reasonably likely to have, a Material Adverse Effect.  No governmental, administrative or judicial authority has indicated any intention to initiate any investigation, inquiry or review involving the Company or its Subsidiaries or any of their respective properties or rights.

2.9           Real Property.

(a)           Neither the Company nor any of its Subsidiaries owns any Real Property.

(b)           Schedule 2.9(b) lists as of the date of this Agreement all Real Property Leases.  The real property described on Schedule 2.9(b)is referred to as the “Leased Real Property.”  Copies of all written (and summaries of all oral) Real Property Leases have been provided to Buyer prior to the date of this Agreement.

(c)           The Owned Real Properties and the Leased Real Properties and their condition are suitable for their current use by the Company and its Subsidiaries.

(d)           All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Properties and the Leased Real Property are in good condition, ordinary wear and tear excepted and are suitable for their current use.

(e)           There are adequate sanitary and storm sewer, public water, gas, electrical, telephone and other utilities and facilities at each of the Owned Real Properties and Leased Real Properties, and neither the Company nor any of its Subsidiaries has received notice from any provider of such services of any changes required to any facilities used in connection with such utilities.  Neither the Company nor any Stockholder has Knowledge of any pending or threatened moratoriums or restrictions that are reasonably likely to adversely affect the cost or availability of any public utilities.

(f)           The Company and its Subsidiaries enjoy peaceful and undisturbed possession of each Owned Real Property and Leased Real Property.

(g)           There are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Owned Real Properties, or, to the Knowledge of the Company and the Stockholders, any of the Leased Real Properties, nor has any notice of such a proposed condemnation been received by the Stockholders or the Company or any of its Subsidiaries.

(h)           None of the Owned Real Properties is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use or occupancy of such Owned Real Property or any part thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any interest therein.

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(i)           The Company or each of its Subsidiaries has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

(j)           With respect to the Leased Real Property, all options to renew, rights of first offer and rights of first refusal exercisable prior to the date of this Agreement have been properly exercised.

(k)           Neither the Company nor any of its Subsidiaries has entered into any subleases with respect to any Real Property.

2.10           Inventory.  All inventories, net of reserves, reflected on the Company Balance Sheet or arising since the Balance Sheet Date, are currently marketable and are good and usable in connection with the business of the Company and its Subsidiaries as presently conducted.  The value of all inventory used or held for use by the Company or its Subsidiaries that is obsolete, slow moving, excess or of below-standard quality has been written down to net realizable value or adequate reserves have been provided therefor.  The values at which such inventories are carried are in accordance with GAAP consistently applied.  The amount and mix of items in the inventories of supplies, in process and finished products are consistent with the business practice of the Company and its Subsidiaries.

2.11           Intellectual Property.

(a)           Schedules 2.11(a)-1 to 2 list (1) all Domain Names of which the Company or any of its Subsidiaries is the registrant or of which a third party is the registrant for the benefit of the Company or its Subsidiaries (collectively, the “Company Registered Domain Names”); and (2) all Patents owned by the Company or its Subsidiaries (collectively, the “Company Patents” and, together with the Company Registered Domain Names, the “Company Registered IP”).  Neither the Company nor any of its Subsidiaries owns any Marks or any pending applications for registration or Marks or has any registered Copyrights or pending applications for registration of any Copyrights.  Neither the Company Registered IP nor any other Intellectual Property owned or, to the Knowledge of the Company and the Stockholders, used by the Company or any of its Subsidiaries (the Company Registered IP, together with all other Intellectual Property owned or used by the Company, the “Company IP”) infringes upon or misappropriates or violates the Intellectual Property rights or the confidential and proprietary information, including Trade Secrets, of any Third Party.  None of the Company IP has been the subject of a judicial finding or opinion, nor has the Company or any of its Subsidiaries received any written notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use any Intellectual Property.  No claim or notice has been asserted against the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company and the Stockholders, orally, that the conduct of the business of the Company or any of its Subsidiaries as currently conducted infringes in any material respect upon or misappropriates the Intellectual Property rights or the confidential and proprietary information, including Trade Secrets, of any Third Party, in each case, except with respect to claims or notices that have been fully resolved.  The Company and each of its Subsidiaries have timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the Company Registered IP, and all documents, recordations and certificates necessary to be

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filed by the Company or its Subsidiaries to maintain the effectiveness of the Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, so that no item required to be listed in Schedule 2.11(a)-1 or 2, has lapsed, expired or been abandoned or canceled other than in the Ordinary Course.

(b)           The Company and its Subsidiaries have used reasonable best efforts to protect its rights and the secrecy of its confidential information and Trade Secrets, including by requiring that all employees, consultants and independent contractors who are involved in the creation of Intellectual Property for the Company or its Subsidiaries enter into non-disclosure and invention assignment agreements.

(c)           The Company and each of its Subsidiaries own all right, title and interest in and to the Company Registered IP, or have a valid license to use (if required), each other item of Intellectual Property currently used by the Company or its Subsidiaries in the business of the Company and its Subsidiaries and is entitled to use any such Company Registered IP or other Intellectual Property used in the operation of the business of the Company and its Subsidiaries as currently conducted to the extent such use is material to such business.

(d)           There are no claims asserted or threatened by the Company or its Subsidiaries that a Third Party infringes, misappropriates or otherwise violates any of the Company IP.

(e)           The Company IP, together with the rights granted to the Company or its Subsidiaries under any “shrink-wrap” or “click-wrap” license agreements relating to Software desktop applications, are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing Date in the same manner as it was conducted prior to the Closing Date in all material respects.

2.12           Insurance.  Schedule 2.12 lists as of the date of this Agreement all policies of title, property, fire, casualty, liability, life, business interruption, product liability, sprinkler and water damage, workmen's compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company or its Subsidiaries (the “Insurance Policies”).  Prior to the date of this Agreement, the Company has furnished to Buyer true and complete copies of all such policies.  All of the Insurance Policies are in full force and effect and are maintained with reputable insurance carriers, and the Company or each of its Subsidiaries has made all payments required to maintain the Insurance Policies in full force and effect.  Neither the Company nor any of its Subsidiaries has received notice of default under any Insurance Policy, nor has any of them received written notice or, to the Knowledge of the Company and the Stockholders, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

2.13           Company Agreements.

(a)           Schedule 2.13(a) lists as of the date of this Agreement (i) each Company Agreement that is material to the business, assets, liabilities, results of operation, operations,

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financial condition or EBITDA of the Company and its Subsidiaries taken as a whole, and (ii) without regard to materiality, each of the following:

(i)           any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company or any of its Subsidiaries;

(ii)           any guaranty, direct or indirect, primary or secondary, by the Company or any of its Subsidiaries of any obligation for borrowings or otherwise, excluding endorsements made for collection in the Ordinary Course;

(iii)           any Company Agreement made other than in the Ordinary Course;

(iv)           any Company Agreement providing for the grant of any preferential rights to purchase or lease any of the assets of the Company or its Subsidiaries;

(v)           any Company Agreement providing for any obligation to register any shares of the capital stock or other securities of the Company or its Subsidiaries with the Securities and Exchange Commission or otherwise relating to such stock or other securities;

(vi)           any Company Agreement providing for any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii)           any Company Agreement that is a collective bargaining agreement with any labor union;

(viii)                      any Company Agreement providing for any lease or similar arrangement for the use by the Company or its Subsidiaries of personal property involving payments of in excess of $25,000 per annum;

(ix)           any Company Agreement to which any Insider is a party;

(x)           any Company Agreement with a term in excess of one year or providing for aggregate payments in excess of $25,000 or $100,000 for all such Company Agreements that are not otherwise listed on Schedule 2.13(a);

(xi)           any Company Agreement that contains a non-competition provision relating to the business of the Company or its Subsidiaries (or, at any time after the consummation of the Closing, Buyer or any of its Affiliates) or any other Contract restricting the right of the Company or its Subsidiaries (or, at any time after the consummation of the Closing, Buyer or any of its Affiliates) to conduct business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas or lines of business, or that grants the other party or any third Person “most favored nation” status;

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(xii)           any Company Agreement that is a partnership, joint venture or similar agreement; and

(xiii)                      any Company Agreement relating to the acquisition or disposition of any business.

(b)           Copies of all written Company Agreements referred to on Schedule 2.13(a) have been delivered to Buyer prior to the date of this Agreement, and the Stockholders have prior to the date of this Agreement provided Buyer with accurate and complete written summaries of all such Company Agreements that are unwritten.

(c)           With such exceptions as, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect:

(i)           all of the Company Agreements are in full force and effect and are valid and binding on and enforceable against the Company or its applicable Subsidiary in accordance with their terms and, to the Knowledge of the Company and the Stockholders, on and against the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law);

(ii)           neither the Company nor any of its Subsidiaries is, and, to the Knowledge of the Company and the Stockholders, no other party to any Company Agreement is, in breach of, or default under, any Company Agreement and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Company Agreement;

(iii)           neither the Company nor any of its Subsidiaries has waived any right under any Company Agreement;

(iv)           there are no unresolved disputes under any Company Agreement; and

(v)           neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since December 31, 2004, any notice or other written communication regarding any actual, alleged, possible or potential violation or breach or, or default under, any Company Agreement.

2.14           Labor Relations.

(a)           Schedule 2.14(a) lists as of May 31, 2007 all employees of the Company or its Subsidiaries, including for each such employee, his or her (i) name; (ii) job title; (iii) status as a full-time or part-time employee; (iv) base salary or wage rate; (v) bonus entitlement; (vi) years of service; and (vii) whether or not each such employee is actively at work and, if not, the reason that such employee is not actively at work.

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(b)           Schedule 2.14(b) lists as of May 31, 2007 all individuals who perform services for the Company or its Subsidiaries as an independent contractor or a leased employee, the services they perform, their rate of compensation and any bonus entitlement.

(c)           (i) Except as set forth on Schedule 2.14(c), no employees of the Company or its Subsidiaries are covered by a collective bargaining agreement; (ii) no employees of the Company or its Subsidiaries are, or within the last three years have been, represented by a union or other labor organization, association or bargaining agent; and (iii) to the Knowledge of the Company and the Stockholders, no employee organizing efforts are now being conducted or pending with respect to employees of the Company or any of its Subsidiaries.  The Stockholders have delivered to Buyer accurate and complete copies of each collection bargaining agreement that covers any employees of the Company or any of its Subsidiaries.  Within the last three years, there has been no strike, work stoppage, work slowdown or other material labor dispute with respect to employees of the Company or any of its Subsidiaries, nor to the Knowledge of the Company and the Stockholders, is any such action threatened.  Neither the Company nor any of its Subsidiaries is involved in any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company and the Stockholders, no such dispute, arbitration, lawsuit or proceeding is threatened.

(d)           The Company and its Subsidiaries have paid or made provision for the payment of all salaries and accrued wages and have complied in all material respects with all applicable Laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes, and have withheld and paid to the appropriate governmental authority, or are holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of the employees of the Company and its Subsidiaries.

(e)           There are no claims or disputes pending or, to the Knowledge of the Company and the Stockholders, threatened by any current or former employee of the Company or its Subsidiaries in relation to his or her employment with, or termination of employment from, the Company or its Subsidiaries (including, without limitation, any claim of discrimination).

2.15           Employee Benefit Plans.

(a)           Schedule 2.15(a) lists (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) all other employee benefit plans, arrangements and policies, including all stock option, stock purchase, stock award, stock appreciation, phantom stock, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plans, arrangements and policies, and (iii) all employment, consulting or change-in-control agreements, in each case, that is sponsored or maintained by the Company or any of its Subsidiaries or any of their respective Affiliates, or to which the Company or any of its Subsidiaries, or any of their respective Affiliates is a party, contributes or is required to contribute, on behalf of current or former employees, consultants or directors of the Company or any of its Subsidiaries or their

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beneficiaries or dependents, whether or not written, other than a Multiemployer Plan (“Benefit Plans”).  Neither the Company, nor any of its Subsidiaries, nor any of their respective Affiliates has communicated to present or former employees of the Company or any of its Subsidiaries, or formally adopted or authorized, any additional Benefit Plan or any change in or termination of any existing Benefit Plan.  No Benefit Plan covers employees other than employees of the Company or any of its Subsidiaries.

(b)           The Stockholders have delivered to Buyer complete and correct copies of each Benefit Plan, or written summaries of any unwritten Benefit Plan, any employee handbook applicable to employees of the Company or its Subsidiaries, and, with respect to each Benefit Plan, the current summary plan description, all related trust agreements and insurance contracts, the latest IRS determination letter, the last three annual financial statements, and the last three annual reports on IRS Form 5500 (including all required schedules and accountant’s opinions).

(c)           Each Benefit Plan is and has been operated and administered in accordance with its terms, any applicable collective bargaining agreement and all applicable Laws.  Each Benefit Plan intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such plan.  Each Benefit Plan that is subject to Section 409A of the Code has been operated in accordance with the requirements of Section 409A of the Code.

(d)           All contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid.

(e)           No Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company or its Subsidiaries, other than continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA (“COBRA”) or as set forth on Schedule 2.15(n).

(f)           Since January 29, 2005, there has been no change in any Benefit Plan, or its related funding vehicle, which would significantly increase the cost of the Company or its Subsidiaries, or the benefits payable, with respect to such plan.

(g)           Schedule 2.15(g) sets forth a true and complete list of each “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) maintained or contributed to by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates, or to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute or has any liability (contingent or otherwise) (a “Multiemployer Plan”). Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates (i) has incurred, or is reasonably likely to incur, a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) with respect to any Multiemployer Plan, (ii) has engaged in a transaction that is subject to Section 4212(c) of ERISA, (iii)  has received any notification, or has any reason to believe, that any Multiemployer Plan is in reorganization, has been terminated, is insolvent or may reasonably be expected to be in reorganization, to be insolvent or to be terminated, or (iv)

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has or will have any liability (contingent or otherwise) as a result of the transactions contemplated by this Agreement under the terms of any Multiemployer Plan (including, but not limited to, the trust agreement for such plan).  During the last six years, neither the Company, nor any of its Subsidiaries nor or any of their respective ERISA Affiliates is or has ever been a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code, or a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA.

(h)           No Benefit Plan is a “defined benefit plan”, within the meaning of Section 3(35) of ERISA, or a plan subject to Section 412 of the Code, and neither the Company nor any of its Subsidiaries has any liability (contingent or otherwise) with respect to any such plan.

(i)           No event has occurred and no condition exists with respect to any Benefit Plan which could subject any Benefit Plan, the Company or its Subsidiaries, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty, a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a tax, penalty or fine under ERISA or the Code.

(j)           No actions, suits or claims (other than routine claims for benefits in the Ordinary Course) are pending with respect to any Benefit Plan or, to the Knowledge of the Company and the Stockholders, threatened, and the Company and the Stockholders have no Knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the Ordinary Course).  No Benefit Plan is currently under governmental investigation or audit and, to the Knowledge of the Company and the Stockholders, no such investigation or audit is contemplated or under consideration.

(k)           No event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any Affiliate of the Company (other than a Benefit Plan or Multiemployer Plan listed on Schedule 2.15(g)) which could subject the Company or its Subsidiaries to liability, including liability under Section 412, 4971 or 4980B of the Code or Title IV of ERISA.

(l)           Except as set forth on Schedule 2.15(l), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) increase the amount of benefits otherwise payable under any Benefit Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of the Company or its Subsidiaries.  No payment or series of payments that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by the Company or its Subsidiaries, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

(m)           Substantially adequate and complete records have been and are maintained with respect to each Benefit Plan and are in the custody of the Company or its Subsidiaries or a third party service provider retained by the Company or its Subsidiaries.

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(n)           Except for liabilities or obligations under COBRA, the employment and consulting agreements listed on Schedule 2.13(a) or the Nonqualified Plan of Commercial Envelope Manufacturing Co., Inc. (the “Nonqualified Plan”), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature to any former officer, employee, independent contractor, director or consultant of the Company, a Subsidiary or an Affiliate of the Company (or any spouse, family member, dependent or beneficiary of such a person), other than to provide the benefits described on Schedule 2.15(n) to the individuals listed on Schedule 2.15(n) (the “Retirees”).  As of the consummation of the Closing, neither the Company nor any of its Subsidiaries will have any liability or obligation to any of the Retirees.

(o)           Neither the Company nor any of its Subsidiaries sponsors, maintains or has any liability with respect to an “account balance plan,” within the meaning of Treasury Regulation Section 1.409A-1(c), other than the Nonqualified Plan.

2.16           Transactions with Insiders.  Schedule 2.16-1 describes all Contracts between the Company or its Subsidiaries, on the one hand, and one or more Insiders, on the other hand, and Schedule 2.16-2 describes all transactions (including any payments) between the Company or its Subsidiaries, on the one hand (“Insider Transactions”), and any Insider, on the other hand, that have occurred since January 29, 2005, other than compensation paid in the Ordinary Course and dividends paid to the Stockholders.

2.17           Environmental Matters.

(a)           Except as set forth on Schedule 2.17 and with such exceptions as, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect:

(i)           (A) the Company and its Subsidiaries have complied with and are currently in compliance with the provisions of all applicable Environmental Laws; and (B) the Owned Real Property and the Leased Real Property is in compliance with the provisions of all applicable Environmental Laws;

(ii)           no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape on, in, under, or from the Owned Real Property or the Leased Real Property;

(iii)           there are no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes located, contained, used or stored at or on any Owned Real Property or Leased Real Property.  No underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes were previously located, contained, used or stored at or on any Owned Real Property or Leased Real Property;

(iv)           neither the Companynor any of its Subsidiaries has received, and neither the Company nor any Stockholder has Knowledge of, any notice, order, directive, claim or demand from any Government Authority with respect to: (A) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any chemical, Hazardous Materials, waste containing any

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chemical or Hazardous Material, or asbestos; or (B) any actual or potential violation or failure to comply with any Environmental Law;

(v)           neither the Company nor any of its Subsidiaries nor any of their respective predecessors has filed any notice under any Law reporting a release of a chemical, Hazardous Material, or waste containing any chemical or Hazardous Material into the environment;

(vi)           neither the Company nor any of its Subsidiaries nor any of their respective  predecessors has entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action;

(vii)           there are no acts or omissions by the Company or its Subsidiaries that give rise to, or are reasonably likely to give rise to, Losses under Environmental Laws.  There are no facts, events or conditions with respect to the past or present operation of the Real Property that interfere or prevent continued compliance with, or that give rise to any action, suit, claim or proceeding under, or that are reasonably likely to interfere with or prevent continued compliance with, or that are reasonably likely give rise to any action, suit, claim or proceeding under, Environmental Laws; and

(viii)                      there have been no Hazardous Materials generated by the Company or any of its Subsidiaries or any of their respective predecessors that have been disposed of or come to rest at any site that has been included in any published federal, state or local priority list of hazardous or toxic waste sites, or that is the subject of a claim or demand from any third party.

(b)           The Company has made available to Buyer all:  (i) copies of all reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company or its Subsidiaries within the last five years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials at, in, on or under the Real Property; and (ii) a copy of any environmental investigation or assessment of the Owned Real Property or the Leased Real Property conducted by the Company or its Subsidiaries or any environmental consultant engaged by either of them within the past five years.

(c)           Neither the Owned Real Property nor the Leased Real Property is subject to any Lien securing the costs of any Remedial Action arising under Environmental Laws.

2.18           OSHA Matters.  The Company and its Subsidiaries are in compliance with the requirements of the Occupational Safety and Health Act and the regulations promulgated thereunder and any similar Laws or regulations of any state or local jurisdiction (“OSHA”), except for such noncompliance as, individually or in the aggregate, does not have, and is not reasonably likely to have, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any citation from the Occupational Safety and Health Administration or any comparable administration of any state or local jurisdiction (an “Administration”) or any Administration inspector setting forth any respect in which the facilities or operations of the Company or its Subsidiaries are not in compliance with OSHA, or the regulations under such act,

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which non-compliance has not been corrected or remedied to the satisfaction of such Administration or inspector.  There have been no citations issued to the Company or any of its Subsidiaries under OSHA or any correspondence between the Company or any of its Subsidiaries from or to OSHA or any other Administration or the inspectors of OSHA or any other Administration during the past five years.

2.19           Title; Condition of Assets.

(a)           The Company or each of its Subsidiaries has good and marketable title to or valid leasehold or license interests in all of the assets and properties that they purport to own, lease or license (including those assets reflected on the Company Financial Statements and all of its Intellectual Property), free and clear of any and all Liens, except Permitted Liens and Liens listed on Schedule 2.19.  Except for the Excluded Assets, such assets and properties (i) constitute all of the assets and properties which are owned, used or held for use in the conduct by the Company and its Subsidiaries of their businesses as they are currently conducted or contemplated to be conducted and (ii) are suitable for the purposes for which they are currently used and currently proposed to be used.  No Insider has any right in or to any of the assets and properties which are owned, used or held for use in the conduct by the Company or its Subsidiaries of its business as they are currently conducted or contemplated to be conducted.

(b)           The tangible personal property of the Company and each of its Subsidiaries is in good working condition and repair, reasonable wear and tear excepted.

2.20           Suitability.  Neither the Company nor any of its Subsidiaries, nor any of their respective directors and officers, nor the Stockholders or, to the Knowledge of the Company and the Stockholders, any other Affiliate of the foregoing (a) has ever been convicted of, plead no contest to or, to Knowledge of the Company and the Stockholders, indicted for any felony or any crime involving fraud, misrepresentation, bribery or moral turpitude, (b) is subject to any Judgment barring, suspending or otherwise limiting the right of such Person to engage in any activity or (c) has ever been denied any Permit affecting the ability of such Person to conduct any activity currently conducted or currently contemplated to be conducted by such Person, nor, to the Knowledge of the Company and the Stockholders, is there any basis upon which such Permit may be denied.

2.21           Suppliers and Customers.  Except for performance bonds listed on Schedule 2.21-1, neither the Company nor any of its Subsidiaries is required to provide bonding or any other security arrangements in connection with any transactions with any of its customers, suppliers, and creditors.  Schedule 2.21-2 lists the top 20 suppliers (by volume of purchases from such suppliers) and top 20 customers (by volume of purchases by such customers) of the Company and its Subsidiaries for the fiscal year ended February 3, 2007 and the 13-week period ended May 5, 2007.  The Company has not received any written or, to the Knowledge of the Company and the Stockholders, oral, notice from any of the suppliers or customers on Schedule 2.21-2 to the effect that, and the Company has no reason to believe that, any such supplier or customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying or purchasing materials, products or services to or from the Company or its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

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2.22           Bank Accounts, Authorized Signatories.  Schedule 2.22 sets forth the name of each bank in which the Company or its Subsidiaries has an account or safe deposit box or standby letter of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto.  Schedule 2.22 also sets forth the names and titles of all authorized signatories of the Company and its Subsidiaries for each such account and safe deposit box.

2.23           Brokers.  Other than The Open Approach, neither the Company nor any of its Subsidiaries has, and no director, officer or employee of either of them has, employed any broker or finder, or incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.  All fees and expenses of The Open Approach will be paid by the Stockholders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
REGARDING THE STOCKHOLDERS

Each Stockholder hereby severally and not jointly represents and warrants as follows:

3.1           Ownership of Shares; Title.  Each Stockholder is the owner of record and beneficially of the number of Shares set forth next to such Stockholder’s name on Schedule 2.2.  Such Stockholder has, and shall transfer to Buyer at the Closing, good, valid and marketable title to such Shares, free and clear of any and all Liens.

3.2           Capacity, Enforceability and Consents.

(a)           In the case of a Stockholder who is an individual, such Stockholder is a natural person and has the legal capacity to enter into this Agreement and the other Transaction Documents to be executed and delivered by such Stockholder and to perform his or her obligations hereunder and thereunder.  In the case of the Trust, such Stockholder is a trust duly formed, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to carry on and conduct its business as it is now being conducted.  In the case of the Trust, the trustees of the Trust named on the signature page to this Agreement are the only trustees of the Trust and have served as the only trustees of the Trust since its formation.  The Trust has provided to Buyer a true, complete and correct copy of its trust agreement.

(b)           This Agreement has been, and the other Transaction Documents to be executed and delivered by such Stockholder at the Closing will, at the Closing, have been, duly executed and delivered by such Stockholder and constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general

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principles of equity (regardless of whether in equity or at law) affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

(c)           The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and thereby does not and will not:

(i)           in the case of the Trust, contravene any provisions of its trust agreement;

(ii)           (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which the Stockholders are party to or by which any of such Stockholder’s properties or assets are bound or otherwise subject, or require any consent or waiver of any party to any such Contract;

(iii)           violate or conflict with any Law applicable to such Stockholder or any of such Stockholder’s Affiliates, businesses or properties;

(iv)           result in the creation or imposition of any Lien on any of the Shares set forth next to such Stockholder’s name on Schedule 2.2; or

(v)           require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except in connection with or in compliance with the provisions of the HSR Act.

3.3           Legal Matters.  There is no Claim pending against, or, to the Knowledge of such Stockholder, threatened against or affecting, such Stockholder or any of his, her or it s properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority that could adversely affect the ability of such Stockholder to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which such Stockholder is a party.

3.4           Suitability.  Such Stockholder (a) has never been convicted of, plead no contest to or indicted for any felony or any crime involving fraud, misrepresentation, bribery or moral turpitude, (b) is not subject to any Judgment barring, suspending or otherwise limiting the right of such Stockholder to engage in any activity or (c) has ever been denied any Permit affecting the ability of such Stockholder to conduct any activity currently conducted or currently contemplated to be conducted by such Stockholder, nor, to the Knowledge of such Stockholder, is there any basis upon which such Permit may be denied.

3.5           Brokers.  Other than The Open Approach such Stockholder has not employed any broker or finder and has not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES
REGARDING THE STOCKHOLDERS’ REPRESENTATIVE

The Stockholders’ Representative hereby represents and warrants as follows:

4.1           Capacity, Enforceability and Consents.

(a)           The Stockholders’ Representative is a natural person and has the legal capacity to enter into this Agreement and the other Transaction Documents to be executed and delivered by the Stockholders’ Representative and to perform his obligations hereunder and thereunder.

(b)           This Agreement has been, and the other Transaction Documents to be executed and delivered by the Stockholders’ Representative at the Closing will, at the Closing, have been, duly executed and delivered by the Stockholders’ Representative and constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Stockholders’ Representative, enforceable against the Stockholders’ Representative in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law) affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

(c)           The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed by the Stockholders’ Representative and the consummation by the Stockholders’ Representative of the transactions contemplated hereby and thereby does not and will not:

(i)           (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which the Stockholders’ Representative are party to or by which any of his properties or assets are bound or otherwise subject, or require any consent or waiver of any party to any such Contract;

(ii)           violate or conflict with any Law applicable to the Stockholders’ Representative or any of the Affiliates, businesses or properties of Stockholders’ Representative; or

(iii)           require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority.

4.2           Legal Matters.  There is no Claim pending against, or, to the Knowledge of the Stockholders’ Representative, threatened against or affecting, the Stockholders’ Representative or any of his properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority that could adversely affect the ability of the Stockholders’

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Representative to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which the Stockholders’ Representative is a party.

4.3           Suitability.  The Stockholders’ Representative (a) has never been convicted of, plead no contest to or indicted for any felony or any crime involving fraud, misrepresentation, bribery or moral turpitude, (b) is not subject to any Judgment barring, suspending or otherwise limiting the right of the Stockholders’ Representative to engage in any activity or (c) has ever been denied any Permit affecting the ability of the Stockholders’ Representative to conduct any activity currently conducted or currently contemplated to be conducted by the Stockholders’ Representative, nor, to the Knowledge of the Stockholders’ Representative, is there any basis upon which such Permit may be denied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants as follows:

5.1           Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2           Authority, Approvals, Enforceability and Consents.

(a)           Buyer has the corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by Buyer and to perform its obligations hereunder and thereunder.

(b)           The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors or other governing body of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the transactions contemplated hereby and thereby.

(c)           This Agreement has been and the other Transaction Documents to be executed and delivered by Buyer at the Closing will, at the Closing, have been duly executed and delivered by Buyer, and constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(d)           The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not:

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(i)           contravene any provisions of the certificate of incorporation or bylaws of Buyer;

(ii)           (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which Buyer is a party or by which any of its properties or assets are bound or otherwise subject or, except as set forth on Schedule 5.2, require any consent or waiver of any party to any such Contract;

(iii)           violate or conflict with any Law applicable to Buyer or its business or its properties; or

(iv)           require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority, except in connection with or in compliance with the provisions of the HSR Act.

5.3           Use of the Accounting Firm.  Since September 12, 2005, neither Buyer nor any of its Subsidiaries has engaged Accounting Firm.

5.4           Brokers.  Buyer has not, and no director, officer or employee thereof has, employed any broker or finder, and Buyer has not incurred, and will not incur, any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

ARTICLE VI

COVENANTS

6.1           Access.  Between the date hereof and the Closing Date, the Company will, and the Stockholders will cause the Company to, provide, to Buyer and its Representatives, full access, during normal business hours, to any and all premises, properties, files, books, records, documents, and other information of the Company and its Subsidiaries and will cause their respective officers to furnish to Buyer and its Representatives any and all financial, technical and operating data and other information pertaining to the businesses and properties of the Company and its Subsidiaries and make available for inspection and copying by Buyer true and complete copies of any documents relating to the foregoing.

6.2           Announcements.  Each of the Stockholders, the Stockholders’ Representative and the Company covenants to Buyer that he, she or it will not (and will cause his, her or its Affiliates not to) issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of Buyer.

6.3           Conduct of Business of the Company Prior to the Closing.  During the period from the date of this Agreement to the Closing, the Company shall, and shall cause its Subsidiaries to (and the Stockholders shall cause the Company and its Subsidiaries to):  (v) operate its business only in the Ordinary Course and in compliance with all Laws; (w) preserve

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its business organization intact; (x) keep available to itself and its Subsidiaries (including following the Closing) the present services of its employees; (y) preserve for itself (including following the Closing) the goodwill of their suppliers, distributors and others with whom it has a business relationship; and (z) continue in full force and effect without modification any of its existing policies or binders of insurance.  Without limitation of the foregoing, the Company shall not, and the Company shall not cause, suffer (other than in the case of a termination pursuant to clause (j) below) or permit its Subsidiaries to (and the Stockholders shall not cause, suffer or permit the Company or its Subsidiaries to), directly or indirectly:

(a)           amend or otherwise change its certificate of incorporation or bylaws (or comparable organizational documents with different names);

(b)           (i) issue, grant or sell any shares of its capital stock, (ii) issue, grant or sell any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any shares of its capital stock, (iii) enter into any agreement, commitment or understanding calling for any transaction referred to in clause (i) or (ii) of this paragraph (b), or (iv) make any other changes in its equity capital structure;

(c)           declare, set aside or pay any dividend or other distribution in respect of any shares of its capital stock, or purchase, redeem or otherwise acquire, any shares of its capital stock;

(d)           other than pending capital expenditures referred to on Schedule 2.6(b) and capital expenditures that do not exceed $20,000 individually or $75,000 in the aggregate (provided, that the Company shall, and shall cause its Subsidiaries to (and the Stockholders shall cause the Company and its Subsidiaries to) give Buyer written notice not less than three Business Days before making any of the foregoing capital expenditures), make any capital expenditures (including expenditures for additions to plant, property and equipment) or appropriations or commitments with respect thereto;

(e)           create, incur or assume any indebtedness for money borrowed or obligations in respect of capital leases;

(f)           assume, endorse, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for money borrowed or any other obligation of any other Person;

(g)           other than pending capital expenditures referred to on Schedule 2.6(b) and capital expenditures that do not exceed $20,000 individually or $75,000 in the aggregate (provided, that the Company shall, and shall cause its Subsidiaries to (and the Stockholders shall cause the Company and its Subsidiaries to) give Buyer written notice not less than three Business Days before making any of the foregoing capital expenditures), enter into any transaction or series of related transactions, other than the purchase and sale of inventory in the Ordinary Course involving the acquisition or disposition by it of property, assets or rights having a value of, more than $75,000 in the aggregate;

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(h)           (i) approve or put into effect any increase in compensation or benefits payable to any of its current or former employees, officers, independent contractors or directors, make any bonus payment to any of its current or former employees, officers, independent contractors or directors or amend any Benefit Plan to increase the amount of compensation or benefits payable thereunder, except for increases in base compensation in the Ordinary Course that do not exceed 3% per annum per person, or pursuant to the terms of any Benefit Plan provided to Buyer prior to the date of this Agreement; or (ii) enter into or adopt any new Benefit Plan;

(i)           change its accounting methods, principles or practices, except as required by GAAP;

(j)           terminate, amend, modify, waive any rights or exercise an extension or renewal option under any Company Agreement, other than terminations, amendments, modifications, waivers and exercises with respect to Company Agreements that do not, individually or in the aggregate, involve aggregate payments of more than $50,000 (or enter into any Contract that would be a Company Agreement if it had entered into it on or prior to the date of this Agreement other than Contracts that do not involve aggregate payments of more than $50,000 individually or $150,000 in the aggregate);

(k)           mortgage, pledge or subject to any Lien (other than Permitted Liens) any of its assets;

(l)           change or modify any of the following:  (i) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (ii) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (iii) payment policies, procedures and practices with respect to accounts payable;

(m)           sell or transfer any asset, other than the sale of inventory in the Ordinary Course or as otherwise expressly provided by Section 6.3(a) - (p);

(n)           except as set forth on Schedule 6.3(n), enter into a transaction with an Insider or make any payment to, or receive any payment from, an Insider;

(o)           other than in the Ordinary Course, settle any Claim involving money damages or waive or release any material rights or claims;

(p)           except as set forth on Schedule 6.3(p), settle any Tax Audit or other proceeding, make or change any Tax accounting or recording method or election or file any amended Tax Return; or

(q)           authorize any of, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.

6.4           Further Assurances.  Each party hereto (Buyer, on the one hand, and the Company and the Stockholders, jointly and severally, on the other hand) covenants from the date of this Agreement to the Closing Date (and subject to the other terms and conditions of this Agreement):

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(a)           to cooperate with the other parties and to take such actions as may be necessary, in each case, as promptly as possible in (i) determining whether notices, declarations, registrations and filings are required to be made with or consents required to be obtained from any Third Party or Government Authority in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and in making or causing to be made any such notices, declarations, registrations and filings promptly (including filings under the HSR Act, which will be made within ten days of the date of this Agreement), (ii) seeking to terminate any waiting periods under the HSR Act as soon as practicable, (iii) obtaining, in a timely manner, any such consents, and (iv) furnishing the other party and to the other party’s counsel all such information as may be reasonably required in order to effectuate the foregoing actions;

(b)           to keep the other parties hereto informed in all material respects of any material communications received by such party from, or given by such party to, any Government Authority and to consult with the other parties hereto in advance of any meeting or conference with any Government Authority;

(c)           use reasonable best efforts and cooperate with the other parties hereto to obtain all consents required from Third Parties, whose consent or approval is required pursuant to any Company Agreement or otherwise to consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that Buyer will have no obligation to give any guarantee or other consideration of any nature in connection with any such required consents or to consent to any change in the terms of any Company Agreement; and

(d)           without limiting the specific obligations of any party under any covenant or agreement under this Agreement, to use reasonable best efforts to take all action and do all things necessary in order to promptly consummate the transactions contemplated hereby and the other Transaction Documents, including satisfaction, but not waiver, of the conditions precedent set forth in Articles VII and VIII.  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Buyer or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Buyer contained in this Agreement be breached or deemed breached as a result of the failure of Buyer to take any of the following actions) (i) agree to or otherwise become subject to any limitations on (A) the right of Buyer effectively to control or operate its business (including the business of the Company and its Subsidiaries) or assets (including the assets of the Company), (B) the right of Buyer to acquire the Shares, or (C) the right of Buyer to exercise full rights of ownership of its business (including the business of the Company and its Subsidiaries) or assets (including the assets of the Company and its Subsidiaries), (ii) agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Buyer or any of its Affiliates or the business of the Company or its Subsidiaries or any of the assets of the Company or its Subsidiaries, or (iii) otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Law governing competition, monopolies or restrictive trade practices.

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6.5           Additional Agreements; Notification of Certain Matters.

(a)           Between the date hereof and the Closing, the Company and the Stockholders will:  (i) perform all acts to be performed by them pursuant to this Agreement and the other Transaction Documents contemplated hereby to be executed and delivered by such Person, (ii) refrain from taking or omitting to take any action that would violate any of their representations, warranties or covenants contained in this Agreement or render any of them inaccurate or untrue as of the date of this Agreement or the Closing Date or that in any way could reasonably be expected to prevent the consummation of the transactions contemplated hereby or thereby, and (iii) not take or omit to take any action that, if taken or omitted prior to the date of this Agreement, would constitute a breach of any representation or warranty of the Company contained in this Agreement.

(b)           Between the date hereof and the Closing, the Company and the Stockholders will confer on a regular and frequent basis with one or more designated representatives of Buyer to report operational matters and to report the general status of ongoing operations.  Without limiting the foregoing, the Company and the Stockholders will give prompt notice in writing to Buyer of:  (i) any information that indicates that any of their representations and warranties contained in this Agreement was not true and correct as of the date of this Agreement or will not be true and correct as of the Closing Date, (ii) any event that, individually or in the aggregate, has, or may in the future have, a Material Adverse Effect, (iii) the occurrence of any event or the existence of any circumstance which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Article VII hereof, (iv) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, (v) any notice of, or other communication relating to, any default under or breach of, or event which, with notice or lapse of time or both, would become a default under or breach of, any Company Agreement or any agreement to which any Stockholder is a party, (vi) any emergency or change in the operation of the properties of the Company or any of its Subsidiaries, and (vii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving any property of the Company or any of its Subsidiaries, and, in the case of any event contemplated by clauses (i), (ii), (iii), (iv), (v) and (vi) will keep Buyer fully informed of such event and permit Buyer’s representatives access to all materials prepared in connection therewith.  The Stockholders shall give prompt notice to Buyer of any notice or other communication from any third Person asserting any right, title or interest in any of the Shares (including any threat to commence, or notice of the commencement of, any action or other proceeding with respect to the Shares) or the occurrence of any other event of which the Stockholders have Knowledge which will result, or has a reasonable prospect of resulting, in any failure to consummate the sale of the Shares as contemplated hereby.

6.6           Assurance by the Stockholders.  The Stockholders shall cause the Company to comply with its covenants set forth in this Agreement.

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6.7           Covenant Not to Compete; Non-Solicitation; Confidentiality.

(a)           If the Closing occurs, for a period of 60 months beginning on the Closing Date, no Stockholder will, and each Stockholder will cause his, her or its Affiliates not to, directly or indirectly, engage or participate in, or render services to (whether as owner, operator, member, shareholder, trustee, manager, consultant, strategic partner, employee or otherwise) any business competitive with the business as conducted and proposed to be conducted as of the Closing Date by the Company or its Subsidiaries (a “Competing Business”).  For the purposes of the foregoing, no Stockholder will be in breach of this Section 6.7 by reason of his, her or its beneficial ownership, together with that of his, her or its Affiliates and that of the other Stockholders and their respective Affiliates, of two percent or less of a Competing Business’ voting capital stock if (i) such Competing Business is publicly traded and (ii) such Stockholder and his, her or its Affiliates, together with the other Stockholders and their respective Affiliates, do not control the operation or management of such Competing Business.

(b)           If the Closing occurs for a period of 60 months beginning on the Closing Date, no Stockholder will, and each Stockholder will cause his, her or its Affiliates not to, directly or indirectly, (i) solicit for employment, recruit or hire, either as an employee or a consultant, any employee, consultant or independent contractor of the Company or its Subsidiaries or Buyer or any of its Affiliates who was an employee, consultant or independent contractor of the Company or its Subsidiaries or Buyer or any of its Affiliates as of the date of this Agreement or at any time thereafter and prior to the expiration of such 60-month period to become an employee or consultant of, or otherwise provide services to, any Competing Business, (ii) solicit any business from, or conduct any business with, any Person that is as of the date of this Agreement or at any time thereafter and prior to the expiration of such 60-month period is a customer of, or supplier to, the Company or its Subsidiaries or Buyer or any of its Affiliates, (iii) interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which the Company or its Subsidiaries or Buyer or any of its Affiliates is involved in as of the date of this Agreement or at any time thereafter and prior to the expiration of such 60-month period or (iv) otherwise engage or participate in any effort or act to induce any Person to discontinue a relationship with the Company or its Subsidiaries or Buyer or any of its Affiliates.

(c)           If the Closing occurs, each Stockholder shall, and shall cause his, her or its Affiliates and Representatives to, keep confidential and not disclose to any other Person or use for the benefit of any other Person any information, technology, know-how, trade secrets, product formulas, industrial designs, franchises, inventions or other industrial and intellectual property in the Stockholders’ possession or control regarding the Company or any of its Subsidiaries or their respective businesses (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other Laws).  The obligations of the Stockholders under this Section 6.7(c) shall not apply to information that (i) is obtained from public information, (ii) is received from a third party not, to the Knowledge of the Stockholders, subject to any obligation of confidentiality with respect to such information, or (iii) is or becomes known to the public, other than through a breach of this Agreement.

(d)           If the Closing occurs, no Stockholder will, and each Stockholder will cause his, her or its Affiliates not to, make or cause to be made or condone the making of any

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statement, comment or other communication, written or otherwise, that is disparaging, critical, derogatory or detrimental to, or otherwise reflect adversely on, harm the reputation of, or encourage any adverse action against, the Company or its Subsidiaries or Buyer or any of its Representatives or Affiliates or any of any of the products or services of the Company or its Subsidiaries or Buyer or any of its Representatives or Affiliates.

(e)           The parties acknowledge and agree that the restrictions contained in Sections 6.7(a), (b), (c) and (d) are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and that Buyer would not have entered into this Agreement and the other Transaction Documents without receiving the additional consideration offered by the Stockholders in binding themselves to these restrictions.  In the event of a breach or a threatened breach by the Stockholders or any Affiliate of the Stockholders of these restrictions, Buyer will be entitled to an injunction restraining the Stockholders or their Affiliates, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting Buyer from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

(f)           In consideration of the significant financial benefit to be received by the Stockholders hereunder, the parties agree that 1% of the Final Purchase Price shall be allocated to the covenant not to compete contained in Section 6.7(a).

6.8           Negotiations.  From the date of this Agreement until the termination of this Agreement in accordance with its terms, the Company and the Stockholders shall, and they shall cause their respective Representatives and Affiliates to, negotiate exclusively and in good faith with Buyer with respect to any transaction involving the sale, transfer or other disposition of the Shares; and the Company and the Stockholders shall not, and shall not permit or authorize any of their respective Representatives or Affiliates to, solicit, initiate or encourage or take any other action to facilitate, any inquiries or proposals by, or engage in or continue any discussions or negotiations with, or furnish any nonpublic information to or enter into any agreement with any Person other than Buyer concerning the sale, transfer or other disposition of capital stock of the Company or its Subsidiaries or the merger, consolidation, sale of securities or any other transaction involving, directly or indirectly, the Company or its Subsidiaries, or any substantial portion of the assets of the Company or its Subsidiaries.  The Company and the Stockholders shall notify Buyer of any inquiry or proposal promptly after receipt or awareness of the same.

6.9           Taxes.

(a)           The Stockholders shall pay and jointly and severally indemnify Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) from and against all Taxes required to be paid by the Company or its Subsidiaries with respect to any taxable periods of the Company or its Subsidiaries that end on or prior to the Closing Date to the extent such Taxes exceed the accruals for such Taxes reflected in the Closing Working Capital (as finally determined).  The Stockholders’ Representative shall cause the preparation of all Tax Returns of the Company and its Subsidiaries for taxable periods ending on or prior to the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with past practice except as otherwise

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required by Law; provided, however, that such Tax Returns shall be prepared on a basis consistent with any settlements of Tax audits for prior years.  No later than 30 days prior to the filing of any such Tax Returns, the Stockholders’ Representative shall provide to Buyer copies of such Tax Returns for review and approval, which approval shall not be unreasonably withheld or delayed.  Buyer shall cause to be prepared and filed, all Tax Returns of the Company and its Subsidiaries for taxable periods beginning prior to but ending after the Closing Date (any such period, a “Straddle Period” ) and for periods beginning after the Closing Date.

(b)           The Stockholders shall pay and jointly and severally indemnify Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) from and against Taxes of the Company or its Subsidiaries allocable to the portion of a Straddle Period which ends on the Closing Date to the extent such Taxes exceed the accruals for such Taxes reflected in the Closing Working Capital (as finally determined).  For purposes of this Section 6.9(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, receipts or purchases, be deemed to be the amount of such Tax for the entire tax period multiplied by a fraction, the numerator of which is the number of days in the portion of the tax period ending on the Closing Date and the denominator of which is the number of days in the entire tax period and (ii) in the case of any Tax based upon or related to income, receipts or purchases, be deemed equal to the amount which would be payable if the relevant tax period ended on the Closing Date, except that exemptions, allowances and deductions (such as depreciation deductions) calculated on an annual basis shall be prorated between the portion of the applicable Straddle Period that ends on the Closing Date and the portion after the Closing Date on a per diem basis.  Any Taxes for a Straddle Period paid prior to the Closing shall be deducted from the Stockholders’ liability pursuant to the immediately preceding sentence, and to the extent in excess of the Stockholder’s liability, will be refunded to the Stockholders by Buyer within 10 days after filing the relevant Tax Return.

(c)           In the event Buyer or any of its Affiliates receives notice of any examination, claim, adjustment, or other proceeding (a “Proceeding Notice”) with respect to the liability for any Taxes for which the Stockholders are or may be liable under Section 6.9(a) or (b), Buyer shall notify the Stockholders’ Representative in writing thereof (the “Stockholder Notice”) no later than the earlier of (x)  30 days after the receipt by Buyer of the Proceeding Notice, and (y)  10 days prior to the deadline for responding to the Proceeding Notice (or, if Buyer did not receive the Proceeding Notice more than 10 days prior to such deadline, as promptly as practicable).  As to any examination, claim, adjustment or other proceeding relating to a taxable period of the Company or any of its Subsidiaries that ends on or before the Closing Date, the Stockholders shall be entitled at the Stockholders’ sole expense to control the contest of such examination, claim, adjustment, or other proceeding; provided that:  (i) the Stockholders’ Representative notifies Buyer in writing that it desires to do so no later than the earlier of (x) 30 days after receipt of the Stockholder Notice, and (y) five days prior to the deadline for responding to the Proceeding Notice, and (ii) the Stockholders’ Representative may not, without the consent of Buyer, agree to any settlement that could result in an increase in the amount of Taxes for which Buyer or any of its Affiliates are not entitled to indemnification.  With respect to any examination, claim, adjustment, or other proceeding with respect to a Straddle Period, Buyer shall control the contest of such examination, claim, adjustment, or other proceeding, provided

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that Buyer may not, without the prior consent of the Stockholders’ Representative (such consent not to be unreasonably withheld or delayed), agree to any settlement that could result in an increase in the amount of Taxes for which the Stockholders are liable under Section 6.9(a) or (b).  The parties shall cooperate with each other and with their respective affiliates, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 6.9(c).

(d)           Buyer, on the one hand, and the Stockholders, on the other hand, will provide, or cause to be provided, to the other party copies of all correspondence received from any Taxing Authority by such party or any of its affiliates in connection with the liability of the Company or its Subsidiaries for Taxes for any period for which such other party is or may be liable.  The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return, or claim for refund, in determining a liability or a right of refund, or in conducting any audit or other proceeding, in respect of Taxes imposed on the Company or its Subsidiaries.

(e)           The Stockholders, jointly and severally on the one hand, and Buyer, on the other hand, shall each pay when due one-half of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Shares (including, without limitation, any such Taxes imposed as a result of any deemed sale of the assets of the Company or its Subsidiaries).

6.10           Excluded Assets.  Prior to the consummation of the Closing, the Stockholders shall cause:  (a) each of the Excluded Assets to be transferred to the Person listed on Schedule 7.7 as the transferee thereof pursuant to one or more instruments in form and substance reasonably satisfactory to Buyer; and (b) the Company and its Subsidiaries to be released from all liabilities and obligations in connection with the Excluded Assets pursuant to one or more instruments in form and substance reasonably satisfactory to Buyer.

6.11           Loans Receivable  Prior to the consummation of the Closing, the Stockholders shall cause the Loans Receivable to be repaid in full.

6.12           Company Guaranty.  The Stockholders shall, prior to the consummation of the Closing, cause the Company to be released from all of its obligations under the Company Guaranty pursuant to an instrument in form and substance reasonably satisfactory to Buyer.

6.13           ISRA Compliance.  With respect to the facility located in Carlstadt, New Jersey leased by a Subsidiary of the Company, prior to the consummation of the Closing the Stockholders shall cause the Company and such Subsidiary to comply with the obligations imposed by the New Jersey Industrial Site Recovery Act, N.J.S.A. 12:1K-6 et seq. (“ISRA”) at no cost or expense to Buyer by either:  (a) securing and providing a copy to Buyer of a Letter of Non-Applicability from the New Jersey Department of Environmental Protection (the “NJDEP“); (b) securing and providing a copy to Buyer of a written approval by the NJDEP of a negative declaration affidavit, which affidavit has been submitted by an appropriate Person to the NJDEP and is supported by a “preliminary assessment” prepared in compliance with ISRA; (c) securing and providing a copy to Buyer of a “no further action” letter from the NJDEP under ISRA; (d) filing a deminimus quantity exemption affidavit with NJDEP and providing Buyer

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with a copy thereof evidencing the filing with the NJDEP; (e) securing from the NJDEP and providing to Buyer a “remediation-in-progress waiver” along with documentation demonstrating that a proper remediation funding source satisfactory to the NJDEP is in place in t he amount necessary to pay the estimated cost of the required investigation, remediation and other activities under ISRA; or (f) entering into with the NJDEP, and providing to Buyer a copy of a fully executed and filed Remediation Agreement and providing to Buyer documentation demonstrating that the requirements of N.J.S.A. 58:1-B-3 have been met to the satisfaction of the NJDEP in that a proper remediation funding source has been established by the Stockholders to pay the estimated cost of the required investigation, remediation and other activities under ISRA.  Prior to the consummation of the Closing, the Stockholders shall also cause Buyer to receive copies of all submissions made by or on behalf of the Company, its Subsidiaries or the Stockholders to NJDEP pursuant to ISRA and copies of all correspondence to or from the NJDEP under ISRA.

6.14           Retiree Obligations.  The Stockholders (a) shall satisfy and discharge all Retiree Obligations, and (b) prior to the consummation of the Closing cause Buyer and the Company and their respective Subsidiaries to be released from all of the Retiree Obligations pursuant to releases from each Retiree in form and substance reasonably satisfactory to Buyer (it is understood and agreed that such release shall be reasonably satisfactory to Buyer if it includes the terms and provisions set forth in the General Release and such changes and additions thereto as Buyer shall reasonably request).

6.15           F.L. Smithe Machine Co., Inc..  The Stockholders shall prior to the consummation of the Closing cause the Company to satisfy in full all of its obligations (originally $1,808,362.59) to F.L. Smithe Machine Co., Inc. in respect of a Champion Servo-Rotomatic Web Fed Envelope Folding Machine (SR-5554) (the “FL Smithe Obligations”).

6.16           Nonqualified Deferred Compensation Plan.  Prior to the Closing, the Stockholders will cause the Company to amend the Nonqualified Plan to cease all accruals under such plan effective as of the Closing Date and to terminate such plan effective as of the Closing Date.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS
OF BUYER TO EFFECT THE CLOSING

The obligations of Buyer required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Buyer as provided herein except as otherwise required by applicable Law:

7.1           Representations and Warranties; Agreements; Covenants.  Each of the representations and warranties of the Company, the Stockholders or the Stockholders’ Representative contained in Sections 2.1(a) (first and last sentences only) (Organization and Good Standing), 2.2 (Capitalization), 2.3 (Authority, Approvals, Enforceability and Consents), 2.4(a) (Financial Statements), 2.5 (Absence of Undisclosed Liabilities), 2.6(a)(i) (Absence of Certain Changes), 2.23 (Brokers), 3.1 (Ownership of Shares; Title), 3.2 (Capacity, Enforceability

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and Consents) and 4.1 (Capacity, Enforceability and Consents) of this Agreement that are qualified as to materiality or by reference to Material Adverse Effect or another similar materiality qualification shall be true and correct, and such representations and warranties of the Company, the Stockholders or the Stockholders’ Representative that are not so qualified shall be true and correct in all material respects, in each case both as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).  All of the other representations and warranties of the Company, the Stockholders and the Stockholders’ Representative set forth herein (each, a “Curable Representation and Warranty”) shall be true and correct both as of the date of this Agreement and at and as of the Closing Date, as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or another similar materiality qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the obligations of the Company, the Stockholders and the Stockholders’ Representative required by this Agreement to be performed by one or more of them at or prior to the Closing pursuant to Sections 6.14 (Retiree Obligations), 6.15 (F.L. Smithe Machine Co., Inc.) and 6.16 (Nonqualified Deferred Compensation Plan) shall have been duly performed and complied with in all respects, and each of the other obligations of the Company, the Stockholders or the Stockholders’ Representative required by this Agreement to be performed by one or more of them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing.  At the Closing, Buyer shall have received a certificate, dated the Closing Date and duly executed by each of the Stockholders and by the Stockholders’ Representative to the effect that the conditions set forth in the three preceding sentences have been satisfied.

7.2           HSR Act.  All filings required to be made under the HSR Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated.

7.3           Authorization; Consents.  All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to consummate the transactions contemplated hereby and all consents and waivers listed on Schedule 2.3 (including applicable UCC-3 termination statements, payoff letters and other documentation relating thereto) and all other consents and waivers required to consummate the transactions contemplated hereby (other than consents and waivers that, if not obtained would not be reasonably likely to have a Material Adverse Effect) shall have been made or obtained to the reasonable satisfaction of Buyer.  Buyer shall have received:  (a) estoppel certificates and landlord-lender agreements from each landlord under the Real Property Leases, in each case in form and substance reasonably satisfactory to Buyer; (b) evidence satisfactory to it that all Liens listed on Schedule 2.19 with respect to Debt that is satisfied at or prior to the Closing have been terminated (such evidence to include applicable UCC-3 termination statements, payoff letters and other documentation relating thereto); and (c) releases in form and substance reasonably satisfactory to it from each obligee under Debt that is satisfied at or prior to the Closing.

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7.4           Injunction; Litigation; Legislation.  (a) No party hereto shall be subject to any order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents, (b) no Claim shall have been instituted before any arbitrator, court or other Government Authority to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby or by the other Transaction Documents, (c) none of the parties hereto or any of their Affiliates shall have received written notice from any Government Authority or any other Person of (i) its intention to institute any Claim to restrain, enjoin or nullify this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, or to commence any investigation into the consummation of the transactions contemplated hereby or thereby, or (ii) the actual commencement of such a Claim or investigation, (d) there shall not be any pending or threatened Claim by any Person which could reasonably be expected to limit or materially adversely affect Buyer’s ability effectively to exercise full rights of ownership of the Shares or to operate the respective businesses of the Company or its Subsidiaries, and (e) no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby or thereby.

7.5           Delivery of Transaction Documents.  Buyer shall have received each of the documents listed in Section 1.3(a).

7.6           Employment Agreements; Consulting Agreement; Noncompetition Agreements.  The Employment Agreements shall be in full force and effect, and the employees named therein shall be employed by Buyer thereunder.  Buyer shall have received a certificate from each such employee to the effect that the Employment Agreement to which he or she is a party remains in full force and effect.  The Consulting Agreement shall be in full force and effect, and the consultant named in the Consulting Agreement shall be retained by Buyer thereunder.  Buyer shall have received a certificate from such consultant to the effect that the Consulting Agreement remains in full force and effect.  The Noncompetition Agreements shall be in full force and effect.  Buyer shall have received a certificate from each individual subject to the obligations thereunder to the effect that the Noncompetition Agreement to which he or she is a party remains in full force and effect.

7.7           Excluded Assets.  Each of the assets listed on Schedule 7.7 (the “Excluded Assets”) shall have been transferred to the Person listed thereon as the transferee thereof pursuant to one or more instruments in form and substance reasonably satisfactory to Buyer.  The Company and each of its Subsidiaries shall have been released from all liabilities and obligations in connection with the Excluded Assets pursuant to one or more instruments in form and substance reasonably satisfactory to Buyer.

7.8           Guaranty.  Buyer shall have received a certificate from the Guarantors to the effect that the Guaranty remains in full force and effect.

7.9           Loans Receivable.  The Loans Receivable shall have been repaid in full and all applicable UCC-3 termination statements, payoff letters and other documentation relating thereto shall be in form and substance reasonably satisfactory to Buyer.

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7.10           Company Guaranty.  The Company shall have been released from all of its obligations under the Company Guaranty pursuant to an instrument in form and substance reasonably satisfactory to Buyer.

7.11           ISRA Compliance.  The Stockholders shall have satisfied their obligations under Section 6.13 (ISRA Compliance).

7.12           Audited Financial Statements.  The Stockholders shall have delivered to Buyer the audited combined balance sheets of the Company and its Subsidiaries as of January 29, 2005, January 28, 2006 and February 3, 2007 and the related audited combined statements of income and retained earnings and statements of cash flows of the Company and its Subsidiaries and Affiliate for the years then ended (the “Audited Financial Statements”).  The Audited Financial Statements shall not show any changes to the unaudited combined balance sheets of the Company and its Subsidiaries as of January 29, 2005, January 28, 2006 and February 3, 2007 and the related unaudited combined statements of income and retained earnings and statements of cash flows of the Company and its Subsidiaries for the years then ended included in the Unaudited Financial Statements.  The report of the Company's independent auditors on the Audited Financial Statements shall be made without qualification or any adverse explanatory paragraph.  The Company's independent auditors will be Goldstein Golub Kessler LLP or another firm reasonably acceptable to Buyer.

7.13           Amendment to Schedule 1.1(b)(i).  The Stockholders and the Stockholders Representative shall each have duly signed an amendment to Schedule 1.1(b)(i) providing for the final allocation of amounts due to them pursuant to Section 1.1(b)(i).

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE
STOCKHOLDERS TO EFFECT THE CLOSING

The obligations of the Stockholders required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by the Stockholders’ Representative as provided herein except as otherwise required by applicable Law:

8.1           Representations and Warranties; Agreements.  The representations and warranties of Buyer set forth herein shall be true and correct both as of the date of this Agreement and at and as of the Closing Date, as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or another similar qualification set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.  Each of the obligations of Buyer required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied within all material respects as of the Closing.  At the Closing, the Stockholders shall have received a certificate, dated the

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Closing Date and duly executed by an officer of Buyer to the effect that the condition set forth in the preceding two sentences has been satisfied.

8.2           HSR Act.  All filings required to be made under the HSR Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

8.3           Injunction; Litigation; Legislation.  (a)  No party hereto shall be subject to any order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents, and (b) no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated or enacted by any Government Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby or thereby.

8.4           Delivery of Transaction Documents.  The Stockholders shall have received each of the documents listed in Section 1.3(b).

ARTICLE IX

TERMINATION

9.1           Termination.

(a)           This Agreement may be terminated at any time prior to the Closing:

(i)           by mutual consent of Buyer and the Stockholders’ Representative;

(ii)           by Buyer or the Stockholders’ Representative, if the Closing shall not have taken place on or prior to November 17, 2007 (the “Termination Date”) (but in the event the date that is four weeks after the Audited Financial Statement Delivery Date is after the Termination Date, then the Stockholders’ Representative shall not be so entitled to terminate this Agreement until the date that is four weeks after the Audited Financial Statement Delivery Date), or such later date as shall have been approved by the Buyer and the Stockholders’ Representative; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to (x) Buyer if the failure by Buyer to perform any covenant or obligation under this Agreement or the misrepresentation or breach by Buyer of a representation or warranty contained in or made pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date or (y) the Stockholders’ Representative if the failure by the Stockholders, the Stockholders’ Representative or the Company to perform any covenant or obligation under this Agreement or the misrepresentation or breach by the Stockholders, the Stockholders’ Representative or the Company of a representation or warranty contained in or made pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

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(iii)           by Buyer or the Stockholders’ Representative if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any other Transaction Document, and such order, decree, ruling or other action shall have become final and nonappealable;

(iv)           by Buyer, if there has been any violation or breach by the Company, the Stockholders or the Stockholders’ Representative of any representation, warranty, covenant or obligation of or by the Company, the Stockholders, or the Stockholders’ Representative contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Buyer under Article VII impossible and such violation or breach has not been waived by Buyer; and

(v)           by the Stockholders’ Representative, if there has been a violation or breach by Buyer of any representation, warranty, covenant or obligation of or by Buyer contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Stockholders impossible and such violation or breach has not been waived by the Stockholders’ Representative.

(b)           If Buyer or the Stockholders’ Representative shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other parties specifying the provision hereof pursuant to which such termination is made (“Termination Notice”); provided, however, that prior to the delivery by Buyer of a Termination Notice pursuant to Section 9.1(a)(iv) on the grounds that there has been a violation or breach of one or more Curable Representations and Warranties, Buyer shall have provided the Stockholders’ Representative written notice thereof of not less than 30 days to cure such violation or breach.

9.2           Effect of Termination.  In the event of the termination and abandonment hereof prior to the Closing Date pursuant to the provisions of this Article IX, this Agreement shall become void and have no effect, and each party shall pay all of its own expenses incurred in connection herewith, without any liability on the part of any party or its partners, directors, officers or shareholders; provided, however, that if this Agreement is terminated and abandoned because either party has defaulted under or breached this Agreement or any representation, warranty, covenant or obligation set forth in this Agreement, then the party so electing to terminate this Agreement shall be entitled to pursue, exercise and enforce any and all other remedies, rights, powers and privileges available to it at law or in equity.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.1           Survival.  All representations, warranties, covenants and agreements contained in this Agreement or in any other Transaction Document, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by or on behalf of any party hereto and any information which any party may receive or have.  Notwithstanding the foregoing, the

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representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no Claim with respect thereto may be brought after, the 18-month anniversary of the Closing Date; provided, however, that:  (a) the representations and warranties contained in Sections 2.1(a) (first and last sentences only) (Organization and Good Standing), 2.2 (Capitalization), 2.3(a), (b), (c), (d)(i) and (iii) - (v) and (e) (Authority, Approvals, Enforceability and Consents), 2.19(a) (first sentence only) (Title), 3.1 (Ownership of Shares, Title), 3.2(a), (b) and (c)(i) and (iii) and (iv) (Capacity, Enforceability and Consents), 4.1 (Capacity, Enforceability and Consents), 5.1 (Organization and Good Standing) and 5.2(a), (b), (c) and (d)(i), (iii) and (iv) (Authority, Approvals, Enforceability and Consents) and the indemnity obligations for the misrepresentation or breach of such representations and warranties shall survive indefinitely; (b) the representations and warranties contained in Sections 2.7 (Taxes), 2.15 (Employee Benefit Plans), 2.23 (Brokers), 3.5 (Brokers) and 5.4 (Brokers) and the indemnity obligations for the misrepresentation or breach of such representations and warranties shall survive until 60 days following the expiration of the applicable statutes of limitation; and (c) the representations and warranties contained in Section 2.17 (Environmental Matters) and the indemnity obligations for the misrepresentation or breach of such representations and warranties shall survive until the third anniversary of the Closing Date.  The representations and warranties and the applicable indemnity obligations for breach thereof that terminate pursuant to this Section 10.1, and the liability of any party to this Agreement with respect thereto pursuant to this Article X, shall not terminate with respect to any Claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative) has been given written notice from the Indemnified Party setting forth the facts upon which the claim for indemnifications is based prior to the expiration of the applicable survival period.

10.2           Indemnification.  The parties shall indemnify each other as set forth below:

(a)           The Stockholders shall jointly and severally indemnify and hold harmless Buyer, its Affiliates (including from and after the Closing, the Company) and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)           any misrepresentation or breach as of the date of this Agreement or the Closing Date of any representation or warranty of the Stockholders and the Company contained in Article II of this Agreement or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by the Stockholders or the Company in connection therewith at or in connection with the Closing, or any third party allegation or Claim based upon facts that, if true, would constitute such an misrepresentation or breach, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects) or “Material Adverse Effect” qualification (including qualifications indicating accuracy with such exceptions as, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect), other than with respect to Section 2.5(b) (Absence of Undisclosed Liabilities) and 2.6(a)(i) (Absence of Certain Changes);

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(ii)           (A) the breach by the Stockholders of, or the failure by the Stockholders to perform, any of their covenants or agreements contained in this Agreement to cause the Company to take or not take any action and (B) the breach by the Company of, or the failure by the Company to perform, any of its covenants or agreements contained in this Agreement;

(iii)           the Discontinued Operations;

(iv)           any Transaction Expenses incurred by the Company or its Subsidiaries that is not included in Closing Working Capital;

(v)           the transfer of the Excluded Assets and all liabilities and obligations incurred in connection with the Excluded Assets;

(vi)           each matter listed on Schedule 10.2(a)(vi);

(vii)           each matter listed on Schedule 10.2(a)(vii);

(viii)                      any withdrawal liability with respect to any Multiemployer Plan; and

(ix)           the Retiree Obligations.

provided, however, that: (x) other than for fraud or intentional misrepresentation or with respect to Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of any misrepresentation or breach of any of the Specified Basket Representations, the Stockholders shall not be responsible for any Losses with respect to the matters referred to in clause (i) of this Section 10.2(a) until the cumulative aggregate amount of all such Losses exceeds the Basket Amount, in which event the Stockholders shall then be liable for all Losses in excess of the Basket Amount; and (y) other than for fraud or intentional misrepresentation or with respect to Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of any misrepresentation or breach of any of the Specified Cap Representations, the cumulative aggregate indemnity obligation of the Stockholders with respect to the matters referred to in clause (i) of this Section 10.2(a) shall in no event exceed 30% of the Final Purchase Price (the “Cap Amount”); and

(b)           Each Stockholder shall severally and not jointly indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)           any misrepresentation or breach as of the date of this Agreement or the Closing Date of any representation or warranty of such Stockholder contained in Article III of this Agreement or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by such Stockholder in connection therewith at or in connection with the Closing, or any third party allegation or Claim based upon facts that, if true, would constitute such a misrepresentation or breach, in each case, without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects) or “Material Adverse Effect”

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qualification (including qualifications indicating accuracy with such exceptions as, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect); or

(ii)           the breach by such Stockholder of, or the failure by such Stockholder to perform, any of his, her or its covenants or agreements contained in this Agreement (other than covenants or agreements that require the Stockholders to cause the Company to take or not take any action).

(c)           The Stockholders’ Representative agrees that he shall indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)           the misrepresentation or breach as of the date of this Agreement or the Closing Date of any representation or warranty of the Stockholders’ Representative contained in Article IV of this Agreement or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by the Stockholders’ Representative in connection therewith at or in connection with the Closing or any third party allegation or Claim based upon facts that, if true, would constitute such an misrepresentation or breach; and

(ii)           the breach by the Stockholders’ Representative of, or the failure by the Stockholders’ Representative to perform, any of his covenants or agreements contained in this Agreement.

(d)           Buyer agrees that it shall indemnify and hold harmless the Stockholders and their Representatives (collectively, the “Stockholder Indemnified Parties”) from and against any Losses based upon, to the extent arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)           the misrepresentation or breach as of the date of this Agreement or the Closing Date of any representation or warranty of Buyer contained in Article V of this Agreement or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by Buyer in connection therewith at or in connection with the Closing or any third party allegation or Claim based upon facts that, if true, would constitute such an misrepresentation or breach; and

(ii)           the breach by Buyer of, or the failure by Buyer to perform, any of its covenants or agreements contained in this Agreement.

10.3           Indemnification Procedures.

(a)           If any Buyer Indemnified Party, on the one hand, or any Stockholder Indemnified Party, on the other hand (the “Indemnified Party”), has a Claim or receives actual notice of any Claim, or the commencement of any Claim that could give rise to an obligation on the part of any the Stockholders (or, prior to the Closing, the Company), on the one hand, or Buyer, on the other hand, other than a Third Party Claim, to provide indemnification (the “Indemnifying Party”) pursuant to this Article X, the Indemnified Party shall promptly give the

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Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, Stockholders’ Representative) notice thereof (the “Indemnification Claim Notice”); provided, however, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party, actually materially damages the Indemnifying Party; provided, further, however, that during the five Business Day period following delivery of an Indemnification Claim Notice, the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative) and the Indemnified Party shall seek in good faith to resolve any differences they have with respect to the matters set forth in such Indemnification Claim Notice (and, after expiration of such period, the Indemnified Party shall be entitled to seek any remedies available to it).

(b)           Upon receipt by an Indemnified Party of actual notice of a Claim, or the commencement of any Claim, by a Third Party (a “Third Party Claim”) that does or could give rise to an obligation to provide indemnification pursuant to this Article X, the Indemnified Party will give the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative) prompt written notice thereof (the “Third Party Indemnification Claim Notice”); provided, however, that the failure of the Indemnified Party to so promptly notify the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the failure to so promptly notify the Stockholders’ Representative) shall not prevent any Indemnified Party from being indemnified for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative) actually materially damages the Indemnifying Party or materially prejudices the Indemnifying Party’s ability to defend against such Third Party Claim.

(c)           Any Indemnification Claim Notice or Third Party Indemnification Claim Notice will describe the Claim in reasonable detail.  If the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative) confirms in writing to the Indemnified Party within 15 days after receipt of a Third Party Indemnification Claim Notice the Indemnifying Party’s responsibility to indemnify and hold harmless the Indemnified Party therefor and within such 15-day period demonstrates to the Indemnified Party’s reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources (taking into account the amount of escrowed funds then held by the Escrow Agent under the Escrow Agreement) in order to indemnify for the full amount of any potential liability in connection with such Claim, the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative) may elect to assume control over the compromise or defense of such Third Party Claim at the expense of the Indemnifying Party and by counsel selected by the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, by counsel selected by the Stockholders’ Representative), which counsel will be reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative) so elects to assume control over the compromise and defense of such Third Party Claim, the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative) shall within such 15 days (or sooner, if the nature of the asserted Third Party Claim so requires) notify the Indemnified Party of the agreement of the Indemnifying Party (or, in the event one or more Stockholders are the

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Indemnifying Party, of the agreement of the Stockholders’ Representative) to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim; provided, however, that:  (i) the Indemnified Party may, if such Indemnified Party so desires, employ counsel at such Indemnified Party’s own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative) shall keep the Indemnified Party advised of all material events with respect to any Third Party Claim; (iii) the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative) shall obtain the prior written approval of the Indemnified Party before ceasing to defend against any Third Party Claim or entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its or his Affiliates; and (iv) no Indemnifying Party will (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative will not), without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and includes an unconditional release of all such Indemnified Parties from all liability arising out of such Third Party Claim.

(d)           Notwithstanding anything contained herein to the contrary, the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative) shall not be entitled to have sole control over (and if it so desires, the Indemnified Party shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement or compromise):  (i) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; (ii) any Third Party Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect thereto; (iii) any Third Party Claim pursuant to Section 10.2(b)(i) prior to such time as the aggregate amount of Buyer’s Losses pursuant to such Third Party Claim and all prior Claims pursuant to Section 10.2(b)(i) are reasonably expected to exceed the Basket Amount (as applicable) or after such time as the aggregate amount of the Losses of Buyer Indemnified Parties pursuant to such Third Party Claim and all prior Claims pursuant to Section 10.2(b)(i) are reasonably expected to exceed the Cap Amount; and (iv) any Third Party Claim relating to Taxes of the Company or its Subsidiaries for periods after the Closing Date; provided, however, that with respect to any such Third Party Claim relating to Taxes, the Stockholders’ Representative may participate in the conduct thereof and Buyer shall not settle or compromise such Third Party Claim without the consent of the Stockholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(e)           If the Indemnifying Party (or, in the event one or more Stockholders are the Indemnifying Party, the Stockholders’ Representative) elects not to assume the defense,

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settlement, adjustment or compromise of an asserted liability, fails to timely and properly notify the Indemnified Party of his, her or its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith, fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third Party Claim or if the Indemnified Party is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any Claim, the Indemnified Party may, at the Indemnifying Party’s expense, pay, defend, settle, adjust or compromise such asserted liability (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such payment, defense, settlement, adjustment or compromise).  In connection with any defense of a Third Party Claim (whether by the Indemnifying Parties, the Stockholders’ Representative or the Indemnified Parties), all of the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith.

10.4           Set-Off; etc.

(a)           If any Indemnified Party becomes entitled to indemnification from an Indemnifying Party pursuant to this Agreement, such indemnification payment will be made in cash upon demand; provided, however, that a Buyer Indemnified Party may proceed against the escrow fund held under the Escrow Agreement in order to satisfy any such entitlement.

(b)           Buyer may, at its option (at any time and from time to time), reduce any amount owed by Buyer or one of its Affiliates to any Stockholders Indemnified Party under this Agreement (whether pursuant to this Article X or otherwise) or any other Transaction Document by all or part of any amount owed by any Stockholders Indemnified Person to Buyer or one of its Affiliates under this Agreement (whether pursuant to this Article X or otherwise) or any other Transaction Document.

(c)           Any payment made by the Stockholders or Buyer pursuant to this Article X will be deemed an adjustment to the Final Purchase Price.

10.5           Taxes  Section 10.3 shall have no application to Losses with respect to Taxes that are subject to Section 6.9, which shall be governed exclusively by Section 6.9, but shall otherwise apply to Losses resulting from the misrepresentation or breach as of the date of this Agreement or the Closing Date of any representation or warranty of the Stockholders and the Company contained in Section 2.7 or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by the Stockholders or the Company in connection therewith at or in connection with the Closing, or any third party allegation or Claim based upon facts that, if true, would constitute such a misrepresentation or breach.

10.6           No Contribution From the Company, Etc.Notwithstanding anything in this Agreement to the contrary:  (a) each Stockholder acknowledges and agrees that he, she or it does not have any right of indemnification, contribution or reimbursement from or remedy against the Company or its Subsidiaries as a result of any indemnification he, she or it is required to make under or arising out of the breach or inaccuracy of any representation, warranty, covenant or

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other obligation contained in this Agreement or in any certificate, document or other instrument delivered in connection herewith (including, without limitation, any such breach or inaccuracy of a representation, warranty, covenant or other obligation of the Company); and (b) each Stockholder hereby releases, waives and forever discharges any right to indemnification, contribution or reimbursement that he or she may have at any time against the Company or its Subsidiaries under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation in this Agreement or in any certificate, document or other instrument delivered in connection herewith.

ARTICLE XI

MISCELLANEOUS

11.1           Expenses.  Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (the “Transaction Expenses” ) whether or not the transactions contemplated hereby are consummated; provided, however, that the Stockholders shall bear all of the Transaction Expenses of the Company to the extent they are not reflected in Closing Working Capital.

11.2           Certain Interpretative Matters.  The captions or Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.  As used herein, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, (c) Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified, and (d) unless the context otherwise requires, the word “or” is not exclusive.  Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant, as the case may be.

11.3           Notices.  All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile or e-mail (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or

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e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours, on the next Business Day) or e-mail or like transmission, on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

If (prior to the consummation of the Closing) the Company:

Commercial Envelope Manufacturing Co. Inc.
900 Grand Boulevard
Deer Park, NY  11729
Fax No.:  (631) 242-6935
E-mail Address:  skristel@commercial-envelope.com
Attention:  Steven Kristel

with a copy to

Wachtel & Masyr, LLP
110 East 59th Street
New York, NY 10022
Fax No.:  (212) 909-9450
E-mail Address:  wachtel@wmllp.com
Attention:  William B. Wachtel

If to Buyer or (from and after the consummation of the Closing) the Company:

Cenveo Corporation
201 Broad Street, 6th Floor
One Canterbury Green
Stamford, CT 06901
Fax No.:  (203) 595-3074
E-mail Address:  tim.davis@cenveo.com
Attention:  General Counsel

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY  10004
Fax No.:  (212) 422-4726
E-mail Address:  lefkowit@hugheshubbard.com
Attention:  Kenneth A. Lefkowitz

If to any Stockholder or the Stockholders’ Representative, to his, her or its address on a signature page hereto.

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11.4           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs (in the case of the Stockholders), successors and permitted assigns, and the provisions of Article IX and Section 11.13 hereof shall inure to the benefit of the Indemnified Parties; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties (except that Buyer and, upon the request of Buyer, the Company may collaterally assign, without the consent of any other party hereto, all of their respective rights and obligations under this Agreement (including their rights under covenants, representations, warranties and indemnities) and any other Transaction Document to an Affiliate, to any and all lenders or other financing sources to Buyer, any of its Affiliates or the Company or to any Person who acquires all or substantially all of any of their properties or assets, any and all of whom may enforce their rights and remedies in connection with any such assignment or realization thereon to the extent provided in the applicable security agreements and other debt instruments or at law or in equity.  Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

11.5           Entire Agreement.  This Agreement and the other Transaction Documents (including the Schedules and Exhibits hereto and thereto) embodies the entire agreement and understanding of the parties and their respective Affiliates with respect to the transactions contemplated hereby and merges in, supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect thereto, including the Letter of Intent dated May 1, 2007 among the Company, Buyer and certain Stockholders (and it is understood and agreed that the Confidentiality Agreement dated as of April 9, 2007 between the Company and Buyer shall survive until the consummation of the Closing).  There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement and the other Transaction Documents.

11.6           Modifications, Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Company (prior to consummation of the Closing), Buyer and the Stockholders’ Representative; provided, however, that any amendment to Schedule 1.1(b)(i) shall also require the written consent of each Stockholder.  Any party hereto (or, the Stockholders’ Representative on behalf of any Stockholder) may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

11.7           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party

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and delivered to the other parties.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.7, provided that receipt of copies of such counterparts is confirmed.

11.8           GOVERNING LAW.  THIS AGREEMENT AND (UNLESS EXPRESSLY SET FORTH THEREIN) EACH OF THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE.

11.9           Severability.  To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.  Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows:  (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

11.10           Submission to Jurisdiction; Waiver of Jury Trial.  Each party to this Agreement, for himself, herself or itself and his, her or its Affiliates, hereby irrevocably and unconditionally:

(a)           (i)  agrees that any suit, action or proceeding instituted against him or it by any other party with respect to this Agreement or (unless expressly set forth therein) any other Transaction Document may be instituted, and that any suit, action or proceeding by him, her or it against any other party with respect to this Agreement or any other Transaction Document shall be instituted, only in the courts of the State of New York, located in New York County or the U.S. District Court for the Southern District of New York (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in his, her or its sole discretion elect, (ii) consents and submits, for himself, herself or itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against him, her or it by any other party and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(b)           agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 11.10(a) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company, Buyer, the Stockholders’ Representative or the Stockholders, as the case may be, at the addresses for notices pursuant to

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Section 11.3 hereof (with copies to such other Persons as specified therein); provided, however, that nothing contained in this Section 11.10 shall affect the right of the Company, Buyer, the Stockholders or the Stockholders’ Representative, as the case may be, to serve process in any other manner permitted by law;

(c)           (i) waives any objection that he, she or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document brought in any court specified in Section 11.10(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

(d)           WAIVES ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR (UNLESS EXPRESSLY SET FORTH THEREIN) ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(e)           to the extent he, she or it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to himself, herself or itself, or his, her or its property, hereby irrevocably waives such immunity in respect of his, her or its obligations with respect to this Agreement and (unless expressly set forth therein) the other Transaction Documents.

11.11           Specific Performance.  Each of the parties hereto acknowledges that Buyer would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by the Company or the Stockholders and, if applicable, their Affiliates in accordance with its terms and therefore, each of the Company and the Stockholders agrees that Buyer shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond).

11.12           No Presumption.  With regard to each and every term and condition of this Agreement and the other Transaction Documents, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

11.13           No Third Party Beneficiary.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in Section 10.2 (which is intended to and shall inure to the benefit of, and may be enforced by, each Buyer Indemnified Party or Stockholder Indemnified Party, as the case may be), nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Without

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limitation of the right of any Indemnified Party directly to bring and to maintain an action pursuant to Section 10.2 hereof, Buyer may make any indemnification claim under, and may bring and maintain any action in respect of, Section 10.2 hereof on behalf of any Buyer Indemnified Party.

11.14           Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, consultant, representative or principal of Buyer or any Affiliate of Buyer shall have any liability for any liabilities of Buyer under this Agreement or any Transaction Document or for any Claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby.

11.15           Stockholders’ Representative.

(a)           By the execution and delivery of this Agreement, each Stockholder shall be deemed to have irrevocably appointed, authorized and directed William B. Wachtel to act as such Stockholder’s agent, representative, proxy and attorney-in-fact for the purpose of effecting the consummation of the transactions contemplated by this Agreement and the Transaction Documents, and exercising, on behalf of all Stockholders, the rights and powers of the Stockholders hereunder and thereunder.  Without limiting the generality of the foregoing, the Stockholders’ Representative shall have full power and authority, and is hereby directed, for and on behalf of the Stockholders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Stockholders’ Representative hereunder in connection with the transactions contemplated hereby and thereby and to exercise such rights, power and authority as are incidental thereto, to represent any Stockholder at the Closing, to give or receive any notices required or permitted to be given hereunder and thereunder, to accept service of process on behalf of any Stockholder, to execute and deliver, or hold in escrow and release, any exhibits or amendments to this Agreement, the Transaction Documents or any other agreements, certificates, stock powers, statements, notices, approvals, extensions or waivers relating to the transactions contemplated hereby or thereby, to conduct or cease to conduct the defense of all claims against any Stockholder in connection with this Agreement  and to settle all such claims on behalf of all Stockholders and exercise any and all rights that the Stockholders are permitted or required to do or exercise under Article X, and in connection with any claim against or by theStockholders under this Agreement.  The appointment and agency created hereby is irrevocable, and shall be deemed to be coupled with an interest.  Execution of this Agreement by the Stockholders shall constitute agreement to be bound by the actions of the Stockholders’ Representative taken hereunder and thereunder.  The parties hereto acknowledge and agree that, as to all matters arising under this Agreement and the Transaction Documents, the Stockholders’ Representative shall act for and on behalf of the Stockholders.  When this Agreement or any Transaction Document provides that a determination or any other action or event is conclusive and binding upon theStockholders, such determination, action or event of the Stockholders’ Representative shall be conclusive and binding upon the Stockholders.  In addition, the Stockholder’s Representative shall have all such incidental powers as may be necessary or desirable to carry into effect the provisions of this Section 11.15, including, at the expense of the Stockholders, to retain attorneys, accountants and other advisors to assist him in the performance of his duties hereunder.

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(b)           Subject to the provisions of this Section 11.15(b), the Stockholders’ Representative shall serve as such from the date hereof until the earlier of his removal or the completion of his obligations hereunder.  In the event that the Person who is acting as the Stockholders’ Representative is terminated by the Stockholder (which termination shall require the unanimous vote of the Stockholder) or is unable or unwilling to continue to serve as the Stockholders’ Representative, or otherwise ceases to be the Stockholders’ Representative, his successor shall be appointed in accordance with this Section 11.15; provided, however, that the Stockholders’ Representative shall not voluntarily resign without the Stockholders first selecting a successor Stockholders’ Representative (reasonably satisfactory to Buyer) in accordance with this Section 11.15.  Upon the termination or resignation of any Stockholders’ Representative, a successor Stockholders’ Representative (and, if necessary, further successor Stockholders’ Representatives) shall be appointed by the Stockholders’ Representative or in the event of his death, the executor of his estate.  Any successor to a Stockholders’ Seller Representative shall for purposes of this Agreement be deemed to be, for the time of the appointment thereof, a Stockholders’ Representative and from and after such time, the term “Stockholders’ Representative” as used herein shall be deemed to refer to any successor.  No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

(c)           The Stockholders agree that the provisions set forth in this Section 11.15 shall in no way impose any liability or obligation on Buyer other than those explicitly set forth in this Agreement.  In particular, notwithstanding in any case any notice received by Buyer to the contrary, Buyer shall be fully protected in relying upon and shall be entitled (i) to rely upon actions, decisions and determinations of the Stockholders’ Representative and (ii) to assume that all actions, decisions and determinations of the Stockholders’ Representative are fully authorized and binding upon the Stockholders’ Representative and the Stockholders.

(d)           Each Stockholder further agrees that the Stockholders’ Representative (i) shall not incur any liability to any Stockholder for acting or omitting from acting in such capacity if in doing so he acts or omits to act upon advice of counsel or otherwise acts or omits to act in good faith, (ii) shall not incur any liability for acting or omitting from acting in such capacity in the absence of his gross negligence or willful misconduct and (iii) may act or omit to act upon any instrument or signature believed by him to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement or any Transaction Document or document believed by him to be authorized has been authorized to do so.

(e)           The Stockholders’ Representative shall act without any compensation.  Notwithstanding the foregoing, each Stockholder hereby unconditionally and irrevocably agrees to pay to the Stockholders’ Representative, promptly upon request and in any event within 10 days of such request, such Stockholder’s prorata share (based, if applicable, on such Stockholder’s relative ownership of the Shares) of any amounts paid, or in the Stockholders’ Representative’s reasonable judgment expected to be paid, by the Stockholders’ Representative on behalf of the Stockholders and agrees to pay such prorata share of any and all costs and expenses (including legal fees and expenses) incurred by the Stockholders’ Representative on behalf of the Stockholders in connection with the protection, defense, expense or enforcement of any rights under this Agreement or any Transaction Document.

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(f)           It is understood and agreed that, notwithstanding anything to the contrary contained in this Section 11.15:  (i) each Stockholder (and not the Stockholders’ Representative) shall sign the certificate contemplated by Section 7.1 and any exhibit to this Agreement that calls for the signature of such Stockholder; and (ii) this Section 11.15 shall in no event apply to the Employment Agreement, the written instructions referred to in Section 1.1(b)(i) or any New Lease.

11.16           Schedules.  The Schedules to this Agreement shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section and subsection of the Schedules shall, except as provided in the next sentence, apply only to the correspondingly numbered section and lettered subsection of this Agreement.  The information contained in any Schedule shall be deemed to be incorporated by reference in other applicable Schedules if the applicability of such information to such other Schedules is reasonably apparent on its face.

[The next page is the signature page]

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The parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.

CENVEO CORPORATION

By:	/s/ Timothy Davis
Name: Timothy Davis
Title: Senior Vice President

COMMERCIAL ENVELOPE MANUFACTURING CO., INC.

By:	/s/ Alan Kristel
Name: Alan Kristel
Title: President

STOCKHOLDERS’ REPRESENTATIVE

/s/ William B. Wachtel
William B. Wachtel

Address:

William B. Wachtel
Wachtel & Masyr, LLP
110 East 59th Street
New York, NY 10022
Fax No.: (212) 909-9450
E-Mail Address: wachtel@wmllp.com

[Stockholder Signatures Are on the Next Page]

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IRA B. KRISTEL TRUST IV

By:	/s/ William B. Wachtel
Name: William B. Wachtel
Title: Trustee

Address:

c/o Wachtel & Masyr, LLP
110 East 59th Street
New York, NY 10022
Fax No.: (212) 909-9450
E-Mail Address: wachtel@wmllp.com
Attention: William B. Wachtel

/s/ Alan Kristel
ALAN KRISTEL

Address:

Alan Kristel
Commercial Envelope Manufacturing Co., Inc.
900 Grand Park Boulevard
Deer Park, NY 11729
Fax No.: (631) 242-6935
E-Mail Address: alank@commercial-envelope.com

/s/ Steven Kristel
STEVEN KRISTEL

Address:

Steven Kristel
Commercial Envelope Manufacturing Co., Inc.
900 Grand Park Boulevard
Deer Park, NY 11729
Fax No.: (631) 242-6935
E-Mail Address: skristel@commercial-envelope.com

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EXHIBIT A

CERTAIN DEFINED TERMS

1.           For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

“Accounting Principles” means the accounting principles listed on Exhibit B.

“Additional Escrow Amount” means the amount to be deposited in the escrow established under the Escrow Agreement pursuant to the Side Letter.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.

“Alternative Closing Date” means four weeks after the Audited Financial Statement Delivery Date but in no event before September 10, 2007.

“Associate” means, with respect to any Person:  (a) any corporation, partnership, joint venture or other entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of 10% or more of:  (i) any class or type of equity securities or other profits interest; or (ii) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“Audited Financial Statement Delivery Date” means the date on which the Audited Financial Statements, which satisfy the condition precedent in Section 7.12 of the Agreement, are delivered to Buyer.

“Base Purchase Price” means $229,777,890.

“Basket Amount” means an amount equal to 0.35% of the Final Purchase Price.

“Business Day” means a day other than Saturday, Sunday or any other day which commercial banks in New York, New York are authorized or required by law to close.

“Capitalization Opinion” means the opinion of counsel to the Company regarding the capitalization and ownership of the Company and its Subsidiaries in the form attached as Exhibit F.

“Closing Debt” means all Debt as of 12:01 a.m. (New York time) on the Closing Date.

“Closing Working Capital” means Working Capital as of 12:01 a.m. (New York time) on the Closing Date.

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“Company Agreements” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties may be bound or affected.

“Company Guaranty” means the Guaranty of Payment and Performance dated August 5, 2003 from the Company to Washington Mutual Bank, FA, as amended from time to time.

“Consulting Agreement” means the Consulting Agreement dated as of the date of the Agreement between Buyer and Ira B. Kristel.

“Contract” means any agreement, contract, commitment, instrument, undertaking or arrangement, whether written or oral.

“Copyrights” means all copyrights and registrations and applications therefor and all other rights corresponding thereto, and mask works and registrations and applications therefor.

“Debt” means (a) all of the indebtedness for borrowed money of the Company or its Subsidiaries, (b) all obligations of the Company or its Subsidiaries evidenced by notes, bonds, debentures or similar instruments (including capital lease obligations), (c) all indebtedness of the Company or its Subsidiaries created or arising under any conditional sale or other title retention agreement, (d) all outstanding obligations of the Company or its Subsidiaries under acceptance, letter of credit or similar facilities or surety bonds, (e) all indebtedness of the type described in clauses (a) and (b) above guaranteed, directly or indirectly, in any manner by the Company or its Subsidiaries, including interest and penalties thereon, (f) any indebtedness of the type described in clauses (a) and (b) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets or property owned by the Company or its Subsidiaries, (g) all accrued but unpaid interest (or interest equivalent) to the date of determination related to any obligations of the type described in clauses (a) through (e) above, and (h) all obligations of the Company or its Subsidiaries for the deferred purchase price of property or services.  Without limitation of the foregoing; (x) Debt shall include all fees, costs and other expenses incurred in connection with the repayment at or prior to the consummation of the Closing of any obligations described in clauses (a) through (h) above; (y) Debt shall include any under-funding with respect to the Nonqualified Plan; and (z) in the event the FL Smithe Obligations shall not be satisfied in full at or prior to the consummation of the Closing, Debt shall include the FL Smithe Obligations.

“Discontinued Operations” means the assets and liabilities sold by National Imprint on June 17, 2005, including, without limitation, all liabilities and obligations of National Imprint under the 2005 Purchase Agreement.

“Domain Names” means all Internet addresses and domain names.

“Employment Agreements” means the Employment Agreement dated as of the date of the Agreement between Buyer and Alan Kristel, the Employment Agreement dated as of the date of the Agreement between Buyer and Steven Kristel and Employment Agreement dated as of the date of the Agreement between Buyer and Mindy Kristel.

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“Environmental Laws” means all U.S., state and local statutes, codes, regulations, rules, ordinances, policies, decrees, guidelines, guidances, policies, orders or decisions, including the common law, arising out of or relating to:  (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material; (c) liability for personal injury or property damage arising out of the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, emission, discharge, release, threatened release, or presence of Hazardous Materials at real property (whether or not owned, leased or used by the Company or its Subsidiaries); (d) remediation, reclamation or restoration of real property (whether or not owned, leased or used by the Company or its Subsidiaries); and (e) workplace health and safety and protection of employees from workplace hazards.

“ERISA Affiliate” means an entity required to be aggregated with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or 4001 of ERISA.

“Escrow Agent” means U.S. Bank National Association and any successor escrow agent appointed under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, the Stockholders’ Representative and the Escrow Agent in the form attached to the Agreement as Exhibit C.

“Escrow Amount” means the sum of (a) 10% of the Initial Purchase Price, (b) $450,000, and (c) the Additional Escrow Amount, all of which are to be deposited in accordance with the Escrow Agreement in the form attached to the Agreement as Exhibit C.

“Estimated Closing Debt” means the good faith estimate by the Stockholders’ Representative of Closing Debt, based on the most recent month-end balance sheet and other information available to the Stockholders’ Representative at the time of his preparation of such estimate, with such adjustments as the Stockholders’ Representative reasonably believes are necessary to reflect his good faith estimate of changes from 12:01 a.m. (New York time) on the date of such balance sheet until 12:01 a.m. (New York time) on the Closing Date.

“Estimated Closing Working Capital” means the good faith estimate by the Stockholders’ Representative of Closing Working Capital, based on the most recent month-end balance sheet and other information available to the Stockholders’ Representative at the time of his preparation of such estimate, with such adjustments as the Stockholders’ Representative reasonably believes are necessary to reflect his good faith estimate of changes from 12:01 a.m. (New York time) on the date of such balance sheet until 12:01 a.m. (New York time) on the Closing Date.

“Final Closing Debt” means Closing Debt as finally determined pursuant to Section 1.4(d).

“Final Closing Working Capital” means Closing Working Capital as finally determined pursuant to Section 1.4(d).

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“Final Purchase Price” means the Base Purchase Price (a) plus the amount, if any, by which the Final Closing Working Capital exceeds the Target Working Capital, or (b) minus the amount, if any, by which the Target Working Capital exceeds the Final Closing Working Capital, and minus (c) the amount, if any, of the Final Closing Debt.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“General Release” means the General Release in the form attached to the Agreement as Exhibit D.

“Government Authority” means any foreign, United States or international, federal, state or local (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons); and any other substance which is subject in any respect to any Environmental Law, or which poses or could pose a threat or nuisance to health or the environment.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

“Initial Closing Payment” means the Initial Purchase Price minus the Escrow Amount.

“Initial Purchase Price” means the Base Purchase Price (a) plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital, or (b) minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital, and minus (c) the amount, if any, of the Estimated Closing Debt.

“Insider” means any Stockholder, any director or officer of the Company, and any Affiliate, Associate or Relative of any of the foregoing Persons.

“Intellectual Property” means all intellectual property rights arising under the laws of any jurisdiction in which the Company currently is conducting business with respect to, arising from or associated with the following:  (i) Domain Names; (ii) Marks; (iii) Patents; (iv) Copyrights; (v) Trade Secrets; and (vi) all moral rights, rights of publicity and other intellectual property and proprietary rights of a similar nature.

“Knowledge” means, when used with respect to (a) the Company, the actual knowledge of Alan Kristel, Ira B. Kristel, Mindy Kristel, Steven Kristel, Bob Bard and William B. Wachtel after due inquiry, (b) any Stockholder, the actual knowledge of such Stockholder after due inquiry and (c) the Stockholders’ Representative, the actual Knowledge of the Stockholders’ Representative after due inquiry.

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“Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, standards, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, injunctions, decisions, rulings or awards, policies or other requirement of any Government Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

“Legal Expenses” means the fees, costs and expenses of any kind incurred by any Person indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted Claim.

“Law” means any Law, standard, writ, or injunction.

“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right-of-way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the UCC or any other Law of any jurisdiction).

“Loans Receivable” means the loans receivable by, or other indebtedness (including, without limitation, prepaid expenses or other current assets) owed to, the Company or any of its Subsidiaries from Insiders.

“Losses” means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities (whether asserted or unasserted, absolute or contingent) or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, including interest, fines, penalties, fees, disbursements and amounts paid in settlement (including any reasonable Legal Expenses); provided, however, that Losses shall be calculated on a Net After-Tax Basis.

“Marks” means all trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, brand marks, service names, logos, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith throughout the world.

“Material Adverse Effect” means any circumstance, state of facts or matters, change, event, occurrence, action or omission that could have or result in a material adverse effect on (i) the business, assets, liabilities, results of operation, operations, financial condition or EBITDA of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company or the Stockholder to perform their respective obligations under this Agreement or any other Transaction Document.

“National Imprint” means National Imprint Corporation, a New York corporation.

“Net After-Tax Basis” means, with respect to any calculation of any indemnification payment owed to any Indemnified Party, calculation thereof taking into account any Taxes

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actually owing by the Indemnified Party as a result of receipt or accrual of the indemnity payment (including as a result of any reduction in Tax benefits otherwise available) and any savings in Taxes actually realized by the Indemnified Party as a result of the indemnified liability.  In the event that a Tax liability is actually incurred or a savings in Taxes is actually realized by an Indemnified Party subsequent to the time that an indemnification payment is required to be paid, such liability or savings shall be taken into account (and payment with respect thereto shall be made by the appropriate party) only as and when such liability is incurred or savings are realized.

“New Leases” means the Lease between the Company and Kristel, Inc., a Pennsyvania corporation, in the form of Exhibit E-1 and the Lease between the Company and M.A.S. Boulevard Associates, a New York partnership, in the form of Exhibit E-2.

“Noncompetition Agreements” means the Noncompetition Agreement dated as of the date of the Agreement between Buyer and Ira B. Kristel and the Noncompetition Agreement dated as of the date of the Agreement between Buyer and Mindy Kristel.

“Opinion of Counsel” means the opinion of counsel to the Stockholder in the form requested by Persons or Persons providing debt financing to Buyer at the Closing.

“Ordinary Course” means, with respect to an action taken by a Person:

(a)           such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)           such action is not required to be authorized by the board of directors (or similar governing body) or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c)           consistent with the representations and warranties in Section 2.8(b).

“Patents” means all patents, patent applications (including any divisionals, continuations, continuations-in-part, renewals, reexaminations, extensions, and reissues) and rights in respect of utility models or industrial designs.

“Permit” means any franchise, approval, permit, consent, qualification, certification, authorization, license, order, registration, certificate, variance or other similar permit, right or authorization from any Government Authority and all pending applications therefor.

“Permitted Liens” means all:

(a)           liens for Taxes, assessments and other governmental charges which are not due and payable and which may thereafter be paid without penalty;

(b)           the title and other interests of a lessor under a capital or operating lease or of a licensor under a license or royalty agreement;

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(c)           such minor imperfections in title as do not detract in any material respect from the value or utility of the subject property in the operation of the business that uses such property.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, estate, association, joint stock company, company other form of business or legal entity or Governmental Authority.

“Real Properties” means all real properties and interests in real properties (including any leasehold interests, licenses, options or reversionary interests), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets).

“Real Property Leases” means all leases, subleases, licenses and other occupancy agreements, and all amendments, modification or supplements thereto or renewals thereof, relating to Real Properties and to which the Company or any its Subsidiaries is a party or pursuant to which the Company or any of its Subsidiaries uses or occupies any Real Property.

“Relative” of a Person means such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

“Remedial Action” means all action required under applicable Laws: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representatives” of any Person mean such Person’s officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

“Retiree Obligations” means all obligations and liabilities of the Company and its Subsidiaries to the Retirees.

“Securities Act” means the Securities Act of 1933, as amended.

“Side Letter” means the letter agreement dated as of the date of the Agreement among Buyer, the Company and the Stockholders’ Representative.

“Specified Basket Representations” means Sections 2.1 (first and last sentences only) (Organization and Good Standing), 2.2 (Capitalization), 2.3(a), (b), (c), (d)(i) and (iii) - (v) and (e) (Authority, Approvals, Enforceability and Consents), 2.7 (Taxes), 2.15(c) through (o) (Employee Benefit Plans), 2.19(a) (Title) and 2.23 (Brokers).

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“Specified Cap Representations” means Sections 2.1 (first and last sentences only) (Organization and Good Standing), 2.2 (Capitalization), 2.3(a), (b), (c), (d)(i) and (iii) - (v) and (e) (Authority, Approvals, Enforceability and Consents), 2.7 (Taxes), 2.15(c) through (o) (Employee Benefit Plans), 2.19(a) (Title) and 2.23 (Brokers).

“Subsidiary” means any Person more than 50% of the outstanding Voting Securities of which is owned or controlled, directly or indirectly, by the Company.

“Target Working Capital” means $33,035,000.

“Tax” or “Taxes” means all Federal, state, local, and foreign taxes, unclaimed property liabilities unclaimed property liabilities and other charges, duties or assessments of any kind whatsoever (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority, and including any such taxes imposed upon third parties for which the Company or any of its Subsidiaries has liability as an indemnitor or successor.

“Tax Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Tax Authority” means the IRS and any other domestic or foreign governmental entity responsible for the administration of any Taxes.

“Tax Returns” means all federal, state, local, and foreign tax returns of any kind whatsoever, including any declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

“Third Party” means any Person other than the Company, any of its Subsidiaries, any Stockholder or Buyer or any of their respective Affiliates.

“Trade Secrets” means all know-how, discoveries, trade secrets, methods, processes, technical data, specifications, research and development information, technology, data bases, and other proprietary or confidential information , including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing.

“Transaction Document” means the Agreement and the other agreements, instruments, certificates and documents contemplated hereby and thereby, including each exhibit and schedule hereto and thereto.

“2005 Purchase Agreement” means the Asset Purchase Agreement dated as of June 17, 2005 among National Imprint, the shareholders of National Imprint and Printegra Corporation, a Georgia corporation, pursuant to which, among other things, the Company sold the Discontinued Operations.

“UCC” means the Uniform Commercial Code, as amended, and any successor thereto.

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“Voting Securities” means any class or classes of stock of a Person pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the Board of Directors (or similar body), irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

“Working Capital” means the Company’s consolidated current assets minus the Company’s consolidated current liabilities (including, without limitation, accrued and unpaid Transaction Expenses of the Company and its Subsidiaries), as determined in accordance with the Accounting Principles.

2.           The following terms are defined on the Sections indicated below.

Term	Section

A. Kristel	Preamble
Accounting Firm	1.4(d)
Administration	2.18
Agreement	Preamble
Audited Financial Statements	7.12
Balance Sheet Date	2.5
Benefit Plans	2.15(a)
Buyer	Preamble
Buyer Disagreement Notice	1.4(a)
Buyer Indemnified Parties	10.2(a)
Cap Amount	10.2(a)
Claims	2.8(a)
Closing	1.2
Closing Date	1.2
COBRA	2.15(e)
Code	2.15(c)
Common Stock	2.2(a)
Company	Preamble
Company Balance Sheet	2.5
Company Financial Statements	2.4(a)
Company IP	2.11(a)
Company Patents	2.11(a)
Company Registered Domain Names	2.11(a)
Company Registered IP	2.11(a)
Competing Business	6.7(a)
Curable Representation and Warranty	7.1
ERISA	2.15(a)
Excluded Assets	7.7
FIRPTA Certificate	2.7(l)
FL Smithe Obligations	6.15
Guarantors	Recitals
Guaranty	Recitals
Indemnification Claim Notice	10.3(a)

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Indemnified Party	10.3(a)
Indemnifying Party	10.3(a)
Insider Transactions	2.16
Insurance Policies	2.12
Interim Financial Statements	2.4(a)
ISRA	6.13
Judgments	2.8(a)
Leased Real Property	2.9(b)
Multiemployer Plan	2.15(g)
NJDEP	6.13
Nonqualified Plan	2.15(n)
Notice of Disagreement	1.4(c)
OSHA	2.18
Preferred Stock	2.2(a)
Preliminary Statement	1.4(a)
Proceeding Notice	6.9(c)
Rate	1.4(e)
Retirees	2.15(n)
S. Kristel	Preamble
Shares	Recitals
Statement	1.4(b)
Stockholder Indemnified Parties	10.2(d)
Stockholder Notice	6.9(c)
Stockholders	Preamble
Stockholders’ Representative	Preamble
Straddle Period	6.9(a)
Termination Date	9.1(a)(ii)
Termination Notice	9.1(b)
Third Party Claim	10.3(b)
Third Party Indemnification Claim Notice	10.3(b)
Transaction Expenses	11.1
Trust	Preamble
Unaudited Financial Statements	2.4(a)